EXHIBIT 2.1





                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                       NATIONWIDE FINANCIAL SERVICES, INC.


                          EAGLE ACQUISITION CORPORATION


                                       AND


                     PROVIDENT MUTUAL LIFE INSURANCE COMPANY








                           DATED AS OF AUGUST 7, 2001

                                Table of Contents

                                                                            Page




AGREEMENT AND PLAN OF MERGER...................................................1


ARTICLE I          THE MERGER..................................................2

     Section 1.1    The Merger.................................................2
     Section 1.2    Closing....................................................2
     Section 1.3    Effective Time of the Merger...............................2
     Section 1.4    Directors and Officers of the Surviving Corporation........2

ARTICLE II         DEMUTUALIZATION; MEMBER APPROVAL............................3

     Section 2.1    Plan of Conversion.........................................3
     Section 2.2    No-Action Letter; Information Statement;
                     Registration Statement....................................4
     Section 2.3    Special Meeting of Members.................................5
     Section 2.4    Sponsor Information Statement..............................5
     Section 2.5    No False or Misleading Statements..........................6

ARTICLE III        CONVERSION AND EXCHANGE OF SECURITIES.......................7

     Section 3.1    Aggregate Consideration....................................7
     Section 3.2    Conversion of Membership Interests.........................9
     Section 3.3    Approval and Adoption of the Plan of Merger...............10
     Section 3.4    Exchange of Company Shares for Merger Consideration.......10
     Section 3.5    Election Procedure........................................10
     Section 3.6    Funding of and Limitations on Policy Credits and Cash.....11
     Section 3.7    Payment of Merger Consideration; Conversion Agent.........12

ARTICLE IV         REPRESENTATIONS AND WARRANTIES OF SPONSOR AND MERGER SUB...13

     Section 4.1    Organization..............................................14
     Section 4.2    Capitalization............................................14
     Section 4.3    Merger Sub and Sponsor Subsidiaries.......................15
     Section 4.4    Authority Relative to this Agreement......................16
     Section 4.5    Consents and Approvals; No Violations.....................16
     Section 4.6    Sponsor Financial Statements..............................18
     Section 4.7    Statutory Financial Statements............................19
     Section 4.8    Absence of Certain Changes................................19
     Section 4.9    SEC Filings...............................................20
     Section 4.10   Litigation................................................20
     Section 4.11   Absence of Undisclosed Liabilities........................20
     Section 4.12   Taxes.....................................................20
     Section 4.13   Title to Property.........................................21
     Section 4.14   Insurance Practices; Permit and Insurance Licenses........22
     Section 4.15   Regulatory Filings........................................22
     Section 4.16   Post-Merger Integration...................................22
     Section 4.17   Information in Information Statement, Registration
                      Statement and Sponsor Information Statement.............23
     Section 4.18   Brokers...................................................23
     Section 4.19   Employee Benefit Plans; ERISA.............................23
     Section 4.20   Rating....................................................24
     Section 4.21   Financing.................................................24
     Section 4.22   Voting Agreement; Nationwide Mutual Consent...............24
     Section 4.23   Investigation by Sponsor..................................25

ARTICLE V          REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............25

     Section 5.1    Organization..............................................25
     Section 5.2    Company Subsidiaries; Licensing...........................25
     Section 5.3    Authority Relative to this Agreement and the
                      Plan of Conversion......................................27
     Section 5.4    Consents and Approvals; No Violations.....................28
     Section 5.5    Company Financial Statements..............................29
     Section 5.6    Statutory Financial Statements............................30
     Section 5.7    Absence of Certain Changes................................30
     Section 5.8    Litigation................................................31
     Section 5.9    Absence of Undisclosed Liabilities........................31
     Section 5.10   Taxes.....................................................31
     Section 5.11   Title to Property.........................................32
     Section 5.12   Insurance Practices; Permits and Insurance Licenses.......32
     Section 5.13   Ratings...................................................34
     Section 5.14   Regulatory Filings........................................34
     Section 5.15   Investments...............................................34
     Section 5.16   Reserves..................................................35
     Section 5.17   Information in Information Statement and
                      Registration Statement..................................35
     Section 5.18   Brokers...................................................36
     Section 5.19   Employee Benefit Plans; ERISA.............................36
     Section 5.20   Labor Relations; Employees................................38
     Section 5.21   Intellectual Property Rights..............................39
     Section 5.22   Takeover Statute..........................................39
     Section 5.23   Opinion of Financial Advisor..............................40
     Section 5.24   Contracts.................................................40
     Section 5.25   Environmental Laws and Regulations........................41
     Section 5.26   Insurance Coverage........................................42
     Section 5.27   Clients...................................................42
     Section 5.28   Client Contracts..........................................42
     Section 5.29   Registered Fund Clients...................................42
     Section 5.30   Regulatory Compliance.....................................42
     Section 5.31   Compliance with Privacy Laws and Policies.................43
     Section 5.32   Investigation by the Company..............................43

ARTICLE VI         CONDUCT OF BUSINESS PENDING THE MERGER.....................43

     Section 6.1    Conduct of Business by the Company Pending the Merger.....43
     Section 6.2    Conduct of Business by Sponsor Pending the Merger.........47

ARTICLE VII        ADDITIONAL AGREEMENTS......................................48

     Section 7.1    Access and Information....................................48
     Section 7.2    Acquisition Proposals.....................................49
     Section 7.3    Fiduciary Duties..........................................50
     Section 7.4    Filings; Other Action.....................................51
     Section 7.5    Public Announcements; Public Disclosures; Privacy Laws....51
     Section 7.6    Stock Exchange Listing....................................52
     Section 7.7    Company Indemnification Provisions........................52
     Section 7.8    Comfort Letters...........................................53
     Section 7.9    Tax Matters...............................................54
     Section 7.10   Reorganization............................................54
     Section 7.11   Additional Matters........................................54
     Section 7.12   Continued Listing of Sponsor Common Stock.................54
     Section 7.13   Employee Matters..........................................54
     Section 7.14   Undertakings to the Insurance Commissioner................56
     Section 7.15   Approval of New Fund Contracts............................56
     Section 7.16   Non-Fund Consents.........................................56
     Section 7.17   Information in Registered Fund Proxy Materials............57

ARTICLE VIII       CONDITIONS TO CONSUMMATION OF THE MERGER...................57

     Section 8.1    Conditions to Each Party's Obligation to
                      Effect the Merger.......................................57
     Section 8.2    Conditions to Obligation of the Company to
                      Effect the Merger.......................................58
     Section 8.3    Conditions to Obligations of Sponsor and
                      Merger Sub to Effect the Merger.........................59

ARTICLE IX         TERMINATION, AMENDMENT AND WAIVER..........................60

     Section 9.1    Termination by Mutual Consent.............................60
     Section 9.2    Termination by Either Sponsor or the Company..............60
     Section 9.3    Termination by the Company................................61
     Section 9.4    Termination by Sponsor....................................62
     Section 9.5    Effect of Termination and Abandonment.....................62
     Section 9.6    Termination Fee...........................................62

ARTICLE X          GENERAL PROVISIONS.........................................63

     Section 10.1   Survival of Representations, Warranties and Agreements....63
     Section 10.2   Notices...................................................63
     Section 10.3   Descriptive Headings......................................64
     Section 10.4   Entire Agreement; Assignment..............................64
     Section 10.5   Governing Law; Consent to Jurisdiction....................65
     Section 10.6   Expenses..................................................65
     Section 10.7   Amendment.................................................65
     Section 10.8   Waiver....................................................65
     Section 10.9   Counterparts; Effectiveness...............................65
     Section 10.10  Severability; Validity; Parties in Interest...............66
     Section 10.11  Enforcement of Agreement..................................66
     Section 10.12  Definitions...............................................66


Exhibits

Exhibit A - Nationwide Mutual Consent

Exhibit B - Voting Agreement

Exhibit C - Conversion Term Sheet

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of August 7, 2001, by and among NATIONWIDE FINANCIAL SERVICES, INC., a Delaware corporation ("Sponsor"), EAGLE ACQUISITION CORPORATION, a Pennsylvania corporation and a wholly-owned subsidiary of Sponsor ("Merger Sub"), and PROVIDENT MUTUAL LIFE INSURANCE COMPANY, a Pennsylvania mutual insurance company (the "Company").

     WHEREAS, the Board of Directors of the Company intends to adopt a Plan of Conversion (as amended or supplemented from time to time, the "Plan of Conversion"), pursuant to which the Company shall be converted (the "Conversion") from a mutual insurance company to a stock corporation pursuant to
Section 807-A of the Pennsylvania Insurance Company Law of 1921, as amended (the "Insurance Code"), 40 P.S. ss. 917-A;

     WHEREAS, the respective Boards of Directors of Sponsor, Merger Sub, and the Company have approved the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement and the Plan of Merger (this "Agreement");

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company's execution and delivery of this Agreement, (A) Nationwide Mutual Insurance Company, an Ohio mutual company ("Nationwide Mutual"), has executed and delivered to the Company a written consent, dated the date hereof and attached hereto as Exhibit A (the "Nationwide Mutual Consent") to the transactions contemplated by this Agreement as required by Section 3.1 of the Intercompany Agreement, dated as of March 10, 1997, among Nationwide Mutual. Nationwide Corporation, an Ohio Corporation ("Nationwide Corporation"), and Sponsor, and (B) Nationwide Corporation, which is the holder of all of the outstanding shares of Sponsor Class B Common Stock (which represents at least a majority of the combined voting power of the shareholders of Sponsor), and the Company have entered into a Voting Agreement, dated as of the date hereof and attached hereto as Exhibit B (the "Voting Agreement"), pursuant to which Nationwide Corporation has agreed, among other things, to vote its shares of Sponsor Class B Common Stock in favor of the issuance of shares of Sponsor Common Stock pursuant to this Agreement; and

     WHEREAS, Sponsor, Merger Sub and the Company intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time Merger Sub shall be merged with and into the Company in accordance with the applicable provisions of the Pennsylvania Business Corporation Law of 1998 (the "PBCL") and the Insurance Code, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation"). The Merger shall have the effects set forth in the PBCL and the Insurance Code. Pursuant to the Merger and the Plan of Conversion, (a) the Articles of Incorporation of the Company as in effect immediately following the Conversion (the "Amended Articles of Incorporation") and immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided by law and by the terms of such Articles of Incorporation, and (b) the Bylaws of the Company as in effect immediately following the Conversion and immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by law and by the terms of such Bylaws and the Articles of Incorporation of the Surviving Corporation.

     Section 1.2. Closing. The closing of the Merger (the "Closing") shall take place (a) at the offices of Debevoise & Plimpton, 919 Third Avenue, New York, New York, at 10:00 a.m., New York City time, on the fifth Trading Day after the day on which the last to be fulfilled or waived of the conditions set forth in
Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or
(b) at such other place and time and/or on such other date as the Company and Sponsor may agree in writing (such date, the "Closing Date").

     Section 1.3. Effective Time of the Merger. Concurrently with the Closing, the Company and Merger Sub, as required, will deliver for filing to the office of the Secretary of the Commonwealth of Pennsylvania such documents as are required to be filed pursuant to Section 808-A of the Insurance Code and Section 1927 of the PBCL in order to effect the Merger (the "Pennsylvania Filings"). The Merger shall become effective on the date on which the Pennsylvania Filings have become effective (the "Effective Time").

     Section 1.4. Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Merger shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Merger shall be the officers of the Surviving Corporation. The directors and officers of the Surviving Corporation following the Merger shall hold office until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Constituent Documents of the Surviving Corporation.

                                   ARTICLE II

                        DEMUTUALIZATION; MEMBER APPROVAL

     Section 2.1. Plan of Conversion.

     (a) As promptly as practicable after the date hereof, the Company shall prepare and adopt the Plan of Conversion, which shall implement the terms set forth in Article III and the terms set forth on Exhibit C (the "Conversion Term Sheet"). The Company shall file the Plan of Conversion with the Insurance Commissioner of the Commonwealth of Pennsylvania (the "Insurance Commissioner") in accordance with the Insurance Company Mutual-to-Stock Conversion Act as codified in the Insurance Code (the "Conversion Statute"). Following such filing, the Company shall take such additional actions, consistent with the Conversion Term Sheet, as may be required under the Conversion Statute to complete its demutualization pursuant to the provisions hereof and the Plan of Conversion. The Plan of Conversion may contain such additional terms not set forth in the Conversion Term Sheet or modifications to terms set forth in the Conversion Term Sheet as the Company may determine; provided, however, that any such additional term or modification that (i) is materially inconsistent with any material term set forth in the Conversion Term Sheet in a manner that adversely affects the economic value to Sponsor of the Merger, or (ii) would reasonably be expected to have a Company Material Adverse Effect, shall require the prior written consent of Sponsor; and provided, further, that the consent of Sponsor shall not be required for any modification or additional term (x) the impact of which is addressed by the formula set forth in Section 3.1(b) (other than the terms set forth in Sections 9(a)(iii), 9(a)(iv), 9(a)(v) and 9(a)(vi) of the Conversion Term Sheet) or (y) which affects the amount of cash and Policy Credits to be paid by the Company pursuant to Section 3.6(a).

     (b) The Company shall consult with and inform Sponsor from time to time concerning developments relating to the Plan of Conversion and shall permit Sponsor and its representatives to participate in all aspects of the preparation and implementation of the Plan (including without limitation by permitting Sponsor to review and comment on all documents to be filed with or delivered to any Governmental Entity or otherwise to be used in connection with the Plan); provided, however, that representatives of Sponsor shall not have a right to attend or participate in any meeting, conference or similar event with a Government Entity regarding any Superior Proposal or any Acquisition Proposal that the Board of Directors of the Company in good faith believes is reasonably likely to lead to a Superior Proposal. Each party shall provide the other party with reasonable advance notice of any such hearing, proceeding, meeting, conference or similar event. Notwithstanding the foregoing provisions of this
Section 2.1(b), nothing herein is intended to supersede the provisions set forth in Section 7.2 hereof.

     (c) Each of the Company and Sponsor shall use its reasonable best efforts to cause the Plan of Conversion to become effective prior to December 31, 2002 in accordance with its terms and the provisions of the Conversion Statute.

     (d) In the event that the Plan of Conversion or the Merger cannot be consummated in accordance with the transaction structure for the Merger provided for in this Agreement, despite the parties' exercise of their reasonable best efforts to obtain regulatory approvals and opinions of counsel as provided in this Agreement, the parties will use their reasonable best efforts to consummate the acquisition of the Company by Sponsor using a different structure that is reasonably acceptable to both the Company and Sponsor, substantially preserves for the parties the economic and other material benefits of the Merger and satisfies all other conditions to closing set forth in Article VIII hereof.

     Section 2.2. No-Action Letter; Information Statement; Registration
Statement.

     (a) No-Action Letter. As promptly as practicable after the date hereof, Sponsor shall prepare a letter to the staff of the Securities and Exchange Commission (the "SEC") requesting a letter (the "No-Action Letter") from the SEC staff taking a "no-action" position with respect to Sponsor's not registering the offer and sale of the shares of Sponsor Common Stock to be issued in the Merger under the Securities Act of 1933, as amended (the "Securities Act"). The Company and Sponsor shall consult with each other with respect to such request and shall cooperate to file such request with the SEC staff as promptly as practicable. The Company and Sponsor, after consultation with each other, shall respond as promptly as practicable to any questions or comments made by the SEC.

     (b) Information Statement. As promptly as practicable after the date of this Agreement, the Company and Sponsor shall, in connection with the solicitation of approval and adoption by the Members of the Plan of Conversion and the amendments to the Articles of Incorporation described in Section 2.2(b) of the Company Disclosure Letter (the "Articles Amendments"), prepare an information statement relating to the Plan of Conversion, the Merger and the other transactions contemplated by this Agreement and use reasonable best efforts to obtain and furnish the information required to be included by state and federal law, including the Insurance Code, and to submit the information statement to the Pennsylvania Department of Insurance (the "Department"). Such information statement shall also constitute an offering memorandum (or prospectus as described in Section 2.2(c), if applicable) of Sponsor with respect to the shares of Sponsor Common Stock (the "Sponsor Shares") to be issued in the Merger (such information statement and offering memorandum (or prospectus, as described in Section 2.2(c), if applicable) are referred to herein as the "Information Statement").

     (c) Registration Statement. If the SEC staff has not issued the No-Action Letter within 120 days after the date of this Agreement, Sponsor shall, after providing the Company with a reasonable opportunity to review and comment, promptly file with the SEC a registration statement on Form S-4 (the "Registration Statement") for the purpose of registering the Sponsor Shares under the Securities Act and shall use reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Registration Statement, which shall include the Information Statement. The Company shall furnish Sponsor with all information concerning the Company and shall take such other action as Sponsor may reasonably request in connection with such Registration Statement and the issuance of the Sponsor Shares. Sponsor, after consultation with the Company, shall respond as promptly as practicable to any comments made by the SEC with respect to the Registration Statement (copies of which Sponsor shall provide to the Company), and shall use reasonable best efforts to have the Registration Statement declared effective by the SEC.

     (d) Further Actions. Sponsor shall take any reasonable action required to be taken under applicable securities laws in connection with the issuance of the Sponsor Shares, and the Company shall furnish all information concerning the Company and the Members as may be reasonably requested by Sponsor in connection with such action.

     Section 2.3. Special Meeting of Members. The Company, acting through its Board of Directors and subject to Section 7.3, shall duly call, send notice of, convene and hold a special meeting of its Members (the "Company Special Meeting"), as soon as practicable after the later of (a) the date of the approval by the Insurance Commissioner of the Plan of Conversion, and (b) either
(i) the date of the receipt by Sponsor and the Company of the No-Action Letter or (ii) the date upon which the Registration Statement is declared effective, whichever is applicable, for the purpose of voting upon the approval and adoption of the Plan of Conversion (which will provide for the Merger) and the Articles Amendments. The Company shall mail the Information Statement to its Members and, subject to Section 7.3, shall include in the Information Statement the recommendation of the Board of Directors of the Company that Members vote in favor of the approval and adoption of the Plan of Conversion and the Articles Amendments.

     Section 2.4. Sponsor Information Statement. As soon as is reasonably practicable after the execution of this Agreement, (i) Sponsor shall deliver to the Company a written consent of stockholders of Sponsor duly executed by Nationwide Corporation approving the issuance of the Sponsor Shares pursuant to the transactions contemplated by this Agreement (the "Sponsor Stockholder Consent") and (ii) Sponsor shall prepare and, after providing the Company with a reasonable opportunity to review and comment, file with the SEC an information statement under the Exchange Act with respect to the notification of the Sponsor stockholders of the execution of the Sponsor Stockholder Consent approving the issuance of the Sponsor Shares (the "Sponsor Information Statement") and shall use its reasonable best efforts to respond, after consultation with the Company, to any comments of the SEC (copies of which Sponsor shall provide to the Company) as promptly as practicable after such filing. Sponsor will cause the Sponsor Information Statement to be mailed to all stockholders of Sponsor, at the earliest practicable time after the expiration of the period of time prescribed by Rule 14c-5 of the Exchange Act (or such extended time period as requested by SEC staff) or if comments are received by the SEC prior to the expiration of such period of time, upon receipt of written notice from the SEC advising Sponsor of the SEC's permission to file the Sponsor Information Statement in definitive form. The Company shall furnish all information concerning the Company and shall take such other actions as Sponsor may reasonably request in connection with the filing of the Sponsor Information Statement.

     Section 2.5. No False or Misleading Statements.

     (a) Each of Sponsor and the Company agrees that the information provided and to be provided by Sponsor or the Company, as the case may be, specifically for use in the Registration Statement (if applicable), the Information Statement and the Sponsor Information Statement, shall not, with respect to the information supplied by such party:

          (i) in the case of the Registration Statement, on the date the Registration Statement becomes effective;

          (ii) in the case of the Information Statement, on the date upon which the Information Statement is mailed to the Members of the Company or on the date upon which the approval and adoption of the Plan of Conversion and the Articles Amendments by the Members of the Company is obtained; and

          (iii) in the case of the Sponsor Information Statement, on the date upon which the Sponsor Information Statement is mailed to stockholders of Sponsor,

contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) If at any time prior to the applicable dates referred to in Section 2.5(a), any information relating to Sponsor or the Company, or any of their respective affiliates, officers or directors, is discovered by Sponsor or the Company which should be set forth in an amendment or supplement to the Information Statement, the Registration Statement or the Sponsor Information Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and, to the extent required by Applicable Law, an appropriate amendment or supplement describing such information shall be promptly prepared and, if applicable, filed with the SEC and disseminated to the Company's Members or stockholders of Sponsor, as the case may be.

                                  ARTICLE III

                      CONVERSION AND EXCHANGE OF SECURITIES

     Section 3.1. Aggregate Consideration.

     (a) The aggregate consideration to be paid to Eligible Policyholders in the Conversion and the Merger is $1.555 billion (the "Initial Aggregate Consideration"), subject to adjustment in accordance with this Section 3.1 (the Initial Aggregate Consideration, as adjusted in accordance with Section 3.1(b), the "Final Aggregate Consideration").

     (b) The Final Aggregate Consideration shall be calculated pursuant to the following formula:

         A   = ...B + 0.6 x ((C - D) - ((E - F) x G))

where

         A   =    Final Aggregate Consideration

         B   =    $1.555 billion

         C   =    excess of the amount of liabilities allocated to the Closed
                  Block over the amount of assets allocated to the Closed Block
                  (the "Closed Block Funding Deficit"), as of December 31, 2000, as set forth in the analysis of Milliman USA supporting the establishment of the Closed Block (the "Milliman Analysis"), where the amount of such liabilities and assets are determined in accordance with accounting practices prescribed or permitted by the Department ("Pennsylvania Statutory
                  Accounting Practices") and have been agreed by the Department and where such assets include, without limitation, cash, invested assets, accrued investment income, net due and deferred premiums and policy loans

         D   =    $461.9 million

         E   =    the annual effective yield, gross of investment expenses and expected defaults, expressed in basis points, of the invested assets (excluding policy loans) allocated to the Closed Block, as of the date of its establishment, as set forth in the Milliman Analysis, where the denominator used in determining such yield is the carrying value of such invested assets as of such date determined in accordance with Pennsylvania Statutory
                  Accounting Practices

         F   =    815

         G   =    $1.36 million

     (c) The Plan of Conversion shall provide for the allocation (but not necessarily the issuance) among all Eligible Policyholders of shares of common stock of the Company, as converted, par value $0.01 per share (each, a "Company Share"). The aggregate number of Company Shares to be allocated among all Eligible Policyholders (the "Aggregate Allocable Company Shares") shall be determined as follows:

          (i) if the Sponsor Final Stock Price is equal to or greater than 115% of the Sponsor Initial Stock Price, the Aggregate Allocable Company Shares shall equal the number determined by dividing (1) the Final Aggregate Consideration by (2) 1.125 times the Sponsor Initial Stock Price;

          (ii) if the Sponsor Final Stock Price is equal to or greater than 110% of the Sponsor Initial Stock Price but less than 115% of the Sponsor Initial Stock Price, the Aggregate Allocable Company Shares shall equal the number determined by dividing (1) the Final Aggregate Consideration by (2) the average of (A) the Sponsor Final Stock Price and (B) 110% of the Sponsor Initial Stock Price;

          (iii) if the Sponsor Final Stock Price is greater than 85% of the Sponsor Initial Stock Price but less than 110% of the Sponsor Initial Stock Price, the Aggregate Allocable Company Shares shall equal the number determined by dividing (1) the Final Aggregate Consideration by (2) the Sponsor Final Stock Price; and

          (iv) if the Sponsor Final Stock Price is equal to or less than 85% of the Sponsor Initial Stock Price, the Aggregate Allocable Company Shares shall equal the number determined by dividing (1) the Final Aggregate Consideration by (2) 0.85 times the Sponsor Initial Stock Price.

For the purposes of this Section 3.1(c), "Sponsor Final Stock Price" means the volume weighted average of the sale prices of the Sponsor Common Stock as published by Bloomberg Professional Service for the 15 consecutive Trading Days ending on the fifth Trading Day immediately preceding the Closing Date, and "Sponsor Initial Stock Price" is equal to $43.37, which represents the volume weighted average of the sale prices of the Sponsor Common Stock as published by Bloomberg Professional Service for the 15 consecutive Trading Days ending on the Trading Day immediately preceding the date of this Agreement, as adjusted in accordance with Section 3.1(e).

     (d) The aggregate allocation to each Eligible Policyholder in respect of all eligible policies or contracts held by such Eligible Policyholder shall be rounded to the nearest whole number of shares (with one-half of a share being rounded upwards).

     (e) If between the date of this Agreement and the Effective Time, the outstanding shares of Sponsor Common Stock are changed into a different number of shares, by reason of a reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities is declared with regard to the Sponsor Common Stock with a record date between the date of this Agreement and the Effective Time, the Sponsor Initial Stock Price will be adjusted to such number as if the reclassification, recapitalization, split-up, combination, exchange or dividend had occurred prior to the 16th Trading Day immediately preceding the date of this Agreement.

     Section 3.2. Conversion of Membership Interests. Immediately prior to the Effective Time, all Membership Interests shall be extinguished in the Conversion, and, pursuant to the Plan of Conversion, the consideration to be paid in the Conversion to each Eligible Policyholder in exchange for its Membership Interests shall be Company Shares, cash or Policy Credits determined as follows:

     (a) Eligible Policyholders who hold policies or contracts whose tax-advantaged status would be jeopardized by the distribution of Sponsor Shares or cash in the Merger in respect of such policies or contracts ("Tax Advantaged Policies") shall, pursuant to the Plan of Conversion, receive Policy Credits in lieu of Company Shares allocated to them in respect of such Tax Advantaged Policies, the value of such Policy Credits to equal the number of such Company Shares multiplied by the Sponsor Final Stock Price;

     (b) Eligible Policyholders who hold Mandatory Cash Policies shall, pursuant to the Plan of Conversion, receive cash in lieu of Company Shares allocated to them in respect of such Mandatory Cash Policies, the amount of such cash to equal the number of such Company Shares multiplied by the Sponsor Final Stock Price; and

     (c) the Company shall issue to the Eligible Policyholders who hold policies or contracts that are not Tax Advantaged Policies or Mandatory Cash Policies the Company Shares allocated to them in respect of such policies or contracts (each Company Share so issued, an "Issued Company Share", the aggregate number of such Issued Company Shares, the "Aggregate Issued Company Shares", and each such Eligible Policyholder, an "Eligible Shareholder"). The Aggregate Issued Company Shares shall be evidenced by a single global certificate delivered to the Conversion Agent, registered in the name of the Conversion Agent, as agent for the Eligible Shareholders (the "Company Share Certificate").

     Section 3.3. Approval and Adoption of the Plan of Merger. Immediately prior to the Effective Time, the Conversion Agent shall deliver to the Company an instrument duly executed by it, as sole shareholder of record of the Company, consenting, in lieu of a meeting of shareholders, to the adoption of resolutions approving and adopting this Agreement.

     Section 3.4. Exchange of Company Shares for Merger Consideration. At the Effective Time, by virtue of the Merger:

     (a) each Issued Company Share held for the account of an Eligible Shareholder shall be converted into the right to receive either (A) one Sponsor Share or (B) cash in an amount equal to the Sponsor Final Stock Price (the "Cash Consideration", and together with the Sponsor Shares issued in the Merger, the "Merger Consideration") as determined pursuant to Section 3.5 and, in accordance with and subject to the limitations set forth in Section 3.6;

     (b) the Conversion Agent shall deliver to the Company the Company Share Certificate for cancellation;

     (c) all Issued Company Shares converted or exchanged into Merger Consideration will no longer be outstanding and will automatically be canceled and retired and will cease to exist;

     (d) each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation; and

     (e) except as otherwise provided under the PBCL, each Eligible Shareholder will cease to have any rights as shareholders of the Company, other than the right to receive the Merger Consideration for each Issued Company Share issued to it.

     Section 3.5. Election Procedure. The notice of the special meeting of members shall be accompanied by a form of proxy and an election form (the "Election Form") on which an Eligible Shareholder may request to receive, with respect to all (but not less than all) of its Issued Company Shares, the Cash Consideration instead of Sponsor Shares (a "Cash Election") pursuant to the Merger subject to and in accordance with the following:

     (a) If the amount available to be paid in the form of cash and Policy Credits as determined under Section 3.6 is inadequate, after the crediting of Policy Credits and payment of cash pursuant to Section 3.2, to pay cash to all the Eligible Shareholders making a Cash Election, the amount available shall be distributed to such Eligible Shareholders in accordance with the number of Issued Company Shares owned by such Eligible Shareholders, beginning with the Eligible Shareholders issued the smallest number of Issued Company Shares and continuing to Eligible Shareholders issued the largest number of Issued Company Shares at which Cash Elections can be completely satisfied using such amount of available funds. Eligible Shareholders who have made a Cash Election but are not entitled to receive cash pursuant to the operation of the previous sentence shall receive Sponsor Shares.

     (b) Any Cash Election will only have been made properly if the Conversion Agent receives the Election Form properly completed and signed by 5:00 p.m. local time in the city in which the principal office of the Conversion Agent is located, on the fifth Trading Day prior to the date of the Company Special Meeting (or such other time and date as Sponsor and the Company may agree) (the "Election Deadline").

     (c) Any Eligible Shareholder may revoke its Cash Election by written notice received by the Conversion Agent at any time prior to the Election Deadline accompanied by a properly completed and signed, revised Election Form. All Cash Elections will be revoked automatically if the Conversion Agent is notified in writing by Sponsor or the Company that this Agreement has been terminated.

     (d) Sponsor will have reasonable discretion, which it may delegate in whole or in part to the Conversion Agent, to determine whether any election or revocation has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of Sponsor or the Conversion Agent regarding such matters will be binding and conclusive.

     (e) All Issued Company Shares in respect of which a Cash Election is not made by the Election Deadline or is made but cash may not be paid as a result of the limitation set forth in Section 3.5(a), or in respect of which the Conversion Agent determines a Cash Election has not been properly or timely made, shall be exchanged in the Merger for Sponsor Shares.

     (f) Neither Sponsor nor the Conversion Agent will have any obligation to notify any Person of any defect in an Election Form.

     Section 3.6. Funding of and Limitations on Policy Credits and Cash.

     (a) Prior to the Effective Time, Sponsor shall make a capital contribution in cash to Merger Sub in an amount equal to the excess of (x) the total amount of cash and Policy Credits that are to be paid or credited in respect of Issued Company Shares or Membership Interests, over (y) the total amount of cash and Policy Credits to be paid or funded by the Company pursuant to the Plan of Conversion. Such amount to be paid or funded by the Company, when added to the amount paid or payable by the Company pursuant to Section 10.6, shall not exceed 10% of the sum of the Total Consideration Value plus the amount paid or payable by the Company pursuant to Section 10.6.

     (b) The aggregate amount of cash and Policy Credits that may be paid by or credited with funds supplied by Sponsor in respect of Issued Company Shares or Membership Interests shall not exceed 20% of the excess of (i) the Total Consideration Value over (ii) the aggregate amount of cash and Policy Credits paid by or credited with funds supplied by the Company in respect of Issued Company Shares or Membership Interests.

     (c) The number of Eligible Policyholders who may receive cash or Policy Credits paid by or credited with funds supplied by Sponsor in respect of Issued Company Shares or Membership Interests shall not exceed 20% of the total number of Eligible Policyholders who receive cash, Sponsor Shares or Policy Credits paid by or credited with funds (or Sponsor Shares) supplied by Sponsor in respect of Issued Company Shares or Membership Interests, as the case may be.

     (d) Notwithstanding any other provision of this Agreement or the Plan of Conversion, the total amount of cash and Policy Credits that may be paid or credited in respect of Issued Company Shares or Membership Interests in connection with the transactions contemplated by this Agreement and the Plan of Conversion (and the portion of such total that may be paid or credited with funds supplied by the Company or Sponsor) shall not exceed the amounts necessary in order for special counsel to the Company and special counsel to Sponsor to deliver the opinions required by Section 8.2(b) and Section 8.3(b).

     Section 3.7. Payment of Merger Consideration; Conversion Agent.

     (a) As soon as practicable after the execution and delivery of this Agreement and, in any event, not less than five days prior to the mailing of the Information Statement to Members, Sponsor shall designate a bank or trust company (or such other Person or Persons) reasonably acceptable to the Company to act as conversion agent (the "Conversion Agent") in effecting the distribution of the Merger Consideration pursuant to the Merger and as a condition to such designation the Conversion Agent shall irrevocably agree to deliver the consent as set forth in Section 3.3.

     (b) As promptly as practicable after the Effective Time, the Conversion Agent shall distribute to each Eligible Shareholder the Merger Consideration applicable to that Eligible Shareholder. No interest shall be paid or accrued on Merger Consideration.

     (c) As of the Effective Time, Sponsor and/or the Company, as required, shall deposit or cause to be deposited in trust with the Conversion Agent, for the benefit of the Eligible Shareholders the Sponsor Shares and cash in an amount equal to the aggregate cash to be distributed under this Article III, for distribution to such Eligible Shareholders in accordance with this Article III and the Plan of Conversion.

     (d) The cash portion of the Merger Consideration shall be invested by the Conversion Agent, as directed by and for the benefit of the Sponsor, provided that such investments shall be limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investor Services, Inc. ("Moody's") or Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc. ("S&P"), and certificates of deposit issued by a commercial bank whose long-term debt obligations are rated at least A2 by Moody's or at least A by S&P, in each case having a maturity not in excess of one year or such other investments as the parties mutually agree. Any interest or other income resulting from such investments shall be paid to the Sponsor.

     (e) The Conversion Agent, Sponsor and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Eligible Policyholder such amounts as the Conversion Agent, Sponsor or the Surviving Corporation, as the case may be, is required to deduct and withhold with respect to such payment under the Code or any other provision of federal, state, local or foreign tax law, including, without limitation, back up withholding under Section 3406 of the Code. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the Eligible Policyholder in respect of which such deduction and withholding was made.

     (f) As promptly as practicable following the date that is six months after the Effective Time, the Conversion Agent shall deliver to Sponsor all cash, Sponsor Shares and other documents in its possession relating to the transactions contemplated in this Agreement and the Conversion Agent's duties shall terminate. Thereafter and subject to applicable abandoned property, escheat and similar laws, each Eligible Shareholder that has not yet received the Merger Consideration to which it is entitled to pursuant to Section 3.4 may contact Sponsor and Sponsor shall pay to such Eligible Shareholder the Merger Consideration to which it is entitled. None of Sponsor, the Surviving Corporation or the Conversion Agent shall be liable to any Person in respect of any such Sponsor Shares, cash or other funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                            OF SPONSOR AND MERGER SUB

     Except as otherwise disclosed to the Company in a letter (the "Sponsor Disclosure Letter") delivered to it by Sponsor and Merger Sub prior to the execution of this Agreement (either with specific reference to the representations and warranties contained in this Article IV to which the information in such letter relates or otherwise where it is reasonably apparent to which representations and warranties such disclosure is reasonably applicable), Sponsor and Merger Sub jointly and severally represent and warrant to the Company, as follows:

     Section 4.1. Organization. Sponsor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania with the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Sponsor and Merger Sub is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have or be reasonably likely to result in a Sponsor Material Adverse Effect. The copies of Sponsor's and Merger Sub's respective Constituent Documents which have been delivered to the Company are complete and correct and in full force and effect.

     Section 4.2. Capitalization.

     (a) As of the date hereof, the authorized capital stock of Sponsor consists of 750,000,000 shares of Sponsor Common Stock, of which, as of August 3, 2001, 24,126,755 shares are issued and outstanding, 750,000,000 shares of Sponsor Class B Common Stock of which 104,745,000 shares are issued and outstanding and 50,000,000 shares of Preferred Stock, of which none are issued and outstanding. All of the issued and outstanding shares of Sponsor Common Stock and Sponsor Class B Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in Section 4.2 of the Sponsor Disclosure Letter, as of the date of this Agreement there are no shares of capital stock of Sponsor issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Sponsor to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock.

     (b) The Board of Directors of Sponsor has duly authorized and reserved 33,700,000 shares of Sponsor Common Stock for issuance pursuant to the Merger. The Sponsor Shares, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable and free of preemptive rights with respect thereto.

     Section 4.3. Merger Sub and Sponsor Subsidiaries.

     (a) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share. As of the date hereof, 1,000 shares of common stock of Merger Sub are issued and outstanding and are owned by Sponsor. Since the date of its incorporation, Merger Sub has conducted no operations and incurred no liabilities or other obligations except as permitted or required under this Agreement.

     (b) Each Sponsor Material Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority or necessary governmental approvals would not individually or in the aggregate have or be reasonably likely to result in a Sponsor Material Adverse Effect. Each Sponsor Material Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have or be reasonably likely to result in a Sponsor Material Adverse Effect. Section 4.3(b) of the Sponsor Disclosure Letter sets forth the name of each of the subsidiaries of Sponsor (the "Sponsor Subsidiaries") that is as of the date hereof a significant subsidiary as such term is defined in Rule 1-02 of Regulation S-X under the Exchange Act (the "Sponsor Material Subsidiaries") and the state or jurisdiction of its incorporation.

     (c) Section 4.3(c) of the Sponsor Disclosure Letter sets forth the name of each of the Sponsor Subsidiaries that is as of the date hereof an insurance company (collectively, the "Sponsor Insurance Subsidiaries"). Each of the Sponsor Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation and (ii) duly licensed or authorized to carry on an insurance business in each other jurisdiction where it is required to be so licensed or authorized, except, in each case, where such failure to be licensed or authorized would not individually or in the aggregate have or be reasonably likely to result in a Sponsor Material Adverse Effect. Each of Sponsor and the Sponsor Insurance Subsidiaries has made all required filings under applicable insurance holding company statutes except where the failure to file would not individually or in the aggregate have or be reasonably likely to result in a Sponsor Material Adverse Effect.

     (d) Sponsor is, directly or indirectly, the record and beneficial owner of all of the outstanding shares or other equity interests of Merger Sub and of each of the Sponsor Material Subsidiaries, there are no proxies with respect to any such shares or equity interests, and no equity securities of Merger Sub or of any Sponsor Material Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares or other equity interests of Merger Sub or of any Sponsor Material Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Sponsor or any Sponsor Material Subsidiary is or may be bound to issue, redeem, purchase or sell additional shares or other equity interests of Merger Sub or of any Sponsor Material Subsidiary or securities convertible into or exchangeable or exercisable for any such shares or equity interests. All of such shares or equity interests so owned by Sponsor are validly issued, fully paid and nonassessable and are owned by it free and clear of Encumbrances.

     Section 4.4. Authority Relative to this Agreement. Each of Sponsor and Merger Sub has the corporate power and authority to enter into this Agreement and, subject to the receipt of Sponsor's stockholders' approval described in
Section 4.5(d), to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Sponsor and Merger Sub and the consummation by Sponsor and Merger Sub of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Sponsor and Merger Sub, and by Sponsor as the sole shareholder of Merger Sub by written consent, and no other corporate proceedings on the part of Sponsor or Merger Sub are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Sponsor and Merger Sub and (assuming this Agreement constitutes a valid and binding obligation of the Company) constitutes a valid and binding agreement of each of Sponsor and Merger Sub, enforceable against Sponsor and Merger Sub in accordance with its terms.

     Section 4.5. Consents and Approvals; No Violations.

     (a) Except (i) for (A) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Investment Company Act of 1940, as amended (the "Investment Company Act"), the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), NASD, Inc. ("NASD"), state laws relating to takeovers, state securities or blue sky laws, state insurance laws and the regulations promulgated thereunder and the filing of the Pennsylvania Filings and the Articles of Merger under Applicable Law, (B) filings required to be made with the New York Stock Exchange ("NYSE"), (C) exemptions by the U.S. Department of Labor under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or (D) the filing of appropriate documents with, and approval of, the insurance regulatory authorities in Pennsylvania, Delaware and any other relevant jurisdiction (the requirements in clauses (A), (B), (C) and (D), collectively, the "Governmental Requirements"), or (ii) where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency, commission, board, legislature, instrumentality, division, department, public body or other authority (each, a "Government Entity") would not prevent or delay the consummation of the Merger or the transactions contemplated by this Agreement, or otherwise prevent Sponsor or Merger Sub from performing their respective obligations under this Agreement, or individually or in the aggregate have or be reasonably likely to result in a Sponsor Material Adverse Effect, no filing with, and no permit, authorization, consent or approval of, any Government Entity is necessary for the execution, delivery and performance of this Agreement by Sponsor and Merger Sub and the consummation of the transactions contemplated hereby.

     (b) No consent or approval of any other party (other than any Government Entity) is required to be obtained by Sponsor or Merger Sub for the execution, delivery or performance of this Agreement or the performance by Sponsor or Merger Sub of the transactions contemplated hereby, except where the failure to obtain any such consent or approval would not prevent or delay the consummation of the Merger or the transactions contemplated by this Agreement, or otherwise prevent Sponsor or Merger Sub from performing their respective obligations under this Agreement, or individually or in the aggregate have or be reasonably likely to result in a Sponsor Material Adverse Effect.

     (c) Neither the execution, delivery or performance of this Agreement by Sponsor or Merger Sub nor the consummation by Sponsor or Merger Sub of the transactions contemplated hereby, nor compliance by Sponsor or Merger Sub with any of the provisions hereof, will:

          (i) conflict with or result in any breach of any provisions of the Constituent Documents of Sponsor or Merger Sub or any of the Sponsor Subsidiaries;

          (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension or revocation) under, any of the terms, conditions, or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which Sponsor, Merger Sub or any of the Sponsor Subsidiaries is a party or by which any of them or any of their properties or assets may be bound;

          (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Sponsor, Merger Sub, any Sponsor Subsidiary or any of their properties or assets;

          (iv) result in the creation or imposition of any Encumbrance on any asset of Sponsor, Merger Sub or any Sponsor Subsidiary; or

          (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for Sponsor, Merger Sub or any of the Sponsor Subsidiaries, or the Company or any of the Company Subsidiaries to conduct its business as currently conducted, except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, vestings, exercises, violations, creations, impositions, suspensions or revocations which would not individually or in the aggregate have a Sponsor Material Adverse Effect.

     (d) The Sponsor Stockholder Consent is the only approval of the holders of any Class or Series of Sponsor Capital Stock required in order for Sponsor to consummate the Merger and the transactions contemplated hereby.

     Section 4.6. Sponsor Financial Statements.

     (a) Sponsor has delivered to the Company complete and correct copies of the Sponsor Financial Statements. The Sponsor Financial Statements have been derived from the accounting books and records of Sponsor and the Sponsor Subsidiaries and have been prepared in accordance with U.S. GAAP, applied on a consistent basis throughout the periods presented, subject, in the case of interim unaudited Sponsor Financial Statements, only to normal recurring year-end adjustments. The consolidated balance sheets included in the Sponsor Financial Statements present fairly in all material respects the financial position of Sponsor and the Sponsor Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of shareholders' equity, and consolidated statements of cash flows included in such Sponsor Financial Statements present fairly in all material respects the results of operations, shareholders' equity and cash flows of Sponsor and the Sponsor Subsidiaries for the respective periods indicated.

     (b) The term "Sponsor Financial Statements" means the unaudited consolidated financial statements of Sponsor and the Sponsor Subsidiaries as at and for the six-month period ended June 30, 2001, and the audited consolidated financial statements of Sponsor and the Sponsor Subsidiaries as at and for the years ended December 31, 2000, December 31, 1999 and December 31, 1998, together with reports on such year-end statements by the independent auditors of Sponsor, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of shareholders' equity and a consolidated statement of cash flows, and accompanying notes.

     Section 4.7. Statutory Financial Statements. The Annual Statements and Quarterly Statements of each of the Sponsor Insurance Subsidiaries domiciled in the United States, as filed with the departments of insurance for all applicable domiciliary states for the years ended December 31, 2000, December 31, 1999 and December 31, 1998 (the "Sponsor Annual Statutory Statements") and the quarters ended March 31 and June 30, 2001 (collectively, the "Sponsor Quarterly Statutory Statements"), respectively, together with all exhibits and schedules thereto (all Sponsor Annual Statutory Statements and all Sponsor Quarterly Statutory Statements, together with all exhibits and schedules thereto, referred to in this Section 4.7 are hereinafter referred to as the "Sponsor Statutory Financial Statements"), have been prepared in accordance with the applicable accounting practices prescribed or permitted by the departments of insurance for respective domiciliary states for purposes of financial reporting ("State Statutory Accounting Practices"), and such accounting practices have been applied on a basis consistent with such State Statutory Accounting Practices throughout the periods involved, except as expressly set forth in the notes, exhibits or schedules thereto, and the Sponsor Statutory Financial Statements present fairly in all material respects the financial position and the results of operations for the respective Sponsor Insurance Subsidiaries as of the dates and for the periods therein in accordance with applicable State Statutory Accounting Practices. The financial statements contained in the Sponsor Annual Statutory Statements have been audited by KPMG, LLP, the independent auditors of Sponsor, and Sponsor has made available to the Company true and complete copies of all audit opinions related thereto. Sponsor has made available to the Company true and complete copies of all examination reports of insurance departments and any insurance regulatory agencies since January 1, 1998 relating to the Sponsor Insurance Subsidiaries. Sponsor has delivered to the Company true and complete copies of the Sponsor Annual Statutory Statements and the Sponsor Quarterly Statutory Statements.

     Section 4.8. Absence of Certain Changes. Since June 30, 2001, there has been no event or condition (other than (a) any event or condition resulting from general economic or financial market conditions or changes (including changes in interest rates or general equity market levels), (b) any occurrence or condition affecting any segment of the life insurance, annuity or retirement products industries generally in which Sponsor or any of the Sponsor Insurance Subsidiaries competes (including any change in laws or regulations in any jurisdiction), and, in the case of each of clauses (a) and (b), not having a unique or disproportionate effect on the Sponsor and the Sponsor Insurance Subsidiaries, taken as a whole, or (c) any occurrence or condition arising out of the transactions contemplated by this Agreement or the public announcement thereof) which has had (or is reasonably likely to result in) a Sponsor Material Adverse Effect, and Sponsor and the Sponsor Material Subsidiaries have in all material respects conducted their businesses in the ordinary course consistent with past practice and have not taken any action which, if taken after the date hereof, would violate Section 6.2.

     Section 4.9. SEC Filings. Since January 1, 1998, Sponsor has timely filed with the SEC all forms, reports, statements, schedules and other documents (including all exhibits and other information incorporated in such documents) required to be filed with the SEC under the Securities Act and the Exchange Act (collectively, the "Sponsor SEC Filings"). As of their respective filing dates, the Sponsor SEC Filings complied as to form, in all material respects, with the applicable requirements of the Securities Act and the Exchange Act, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such filings or necessary to make the statements in such filings, in light of the circumstances under they were made, not misleading.

     Section 4.10. Litigation. Other than as disclosed in the Sponsor SEC Filings filed prior to the date hereof, there is no suit, action, proceeding or investigation (whether at law or equity, before or by any Government Entity or before any arbitrator) pending or, to the Best Knowledge of Sponsor, threatened against or affecting Sponsor, Merger Sub or any of the Sponsor Subsidiaries, the outcome of which would individually or in the aggregate have or be reasonably likely to result in a Sponsor Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Government Entity or arbitrator outstanding against Sponsor, Merger Sub or any of the Sponsor Subsidiaries which would individually or in the aggregate have or be reasonably likely to result in a Sponsor Material Adverse Effect.

     Section 4.11. Absence of Undisclosed Liabilities. Sponsor and the Sponsor Subsidiaries do not have any liabilities or obligations, contingent or otherwise, except (a) liabilities and obligations in the respective amounts reflected on or reserved against in Sponsor's consolidated balance sheet of June 30, 2001 included in the Sponsor Financial Statements, (b) liabilities and obligations not required by U.S. GAAP to be reflected in such consolidated balance sheet (other than any such liabilities and obligations which were not reflected or reserved against because they were contingent at June 30, 2001, but which would be reflected or reserved against in such a balance sheet prepared in accordance with U.S. GAAP because they are no longer contingent as of the date hereof), (c) liabilities and obligations incurred in the ordinary course of business consistent with past practice since that date which would not be prohibited by this Agreement, and (d) liabilities and obligations which would not, individually or in the aggregate, have or be reasonably likely to result in a Sponsor Material Adverse Effect.

     Section 4.12. Taxes.

     (a) Sponsor and the Sponsor Material Subsidiaries have (i) duly and timely filed (or there has been filed on their behalf) with the appropriate Government Entity all material Tax Returns required to be filed by them (determined after giving effect to any applicable extensions), and (ii) all Taxes required to be shown on such Tax Returns have been timely paid and all material Taxes otherwise due have been timely paid or if not paid such Taxes have been properly provided for in accordance with U.S. GAAP.

     (b) No federal, state, local or foreign audits, actions, or administrative or court proceedings are pending or have been threatened in writing with regard to any Taxes or Tax Returns of Sponsor or the Sponsor Material Subsidiaries wherein an adverse determination or ruling in any one such action or proceeding or in all such actions and proceedings in the aggregate would have or are reasonably likely, individually or in the aggregate, to result in a Sponsor Material Adverse Effect.

     (c) There are not any unresolved questions or claims regarding the Sponsor's or any Sponsor Material Subsidiary's Tax liability that are reasonably likely, individually or in the aggregate, to result in a Sponsor Material Adverse Effect.

     (d) To the Best Knowledge of Sponsor, no insurance or annuity contracts or insurance policies issued by the Sponsor or any Sponsor Material Subsidiary fail to comply with the applicable requirements under the Code or other applicable Tax law that are required to be met in order for the beneficiary or owner thereof to receive Tax treatment that is no less favorable than the Tax treatment that the issuer represented would be received in any written material provided by the issuer to the owner, where the failure to so comply would, individually or in the aggregate, have or reasonably be expected to result in a Sponsor Material Adverse Effect.

     (e) "Taxes" shall mean all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto. "Tax Returns" shall mean all returns, declarations, statements, reports, schedules, forms and information returns and any amendments to any of the foregoing relating to Taxes.

     Section 4.13. Title to Property. Each of Sponsor and the Sponsor Subsidiaries (a) has good and valid title to all of its properties, assets and other rights that do not constitute real property, free and clear of all Encumbrances, except for such Encumbrances as would not, individually or in the aggregate, have or be reasonably likely to result in a Sponsor Material Adverse Effect, and (b) owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of, its business except where the failure to own such assets or have such valid leasehold interests or such valid contractual rights would not, individually or in the aggregate, have or be reasonably likely to result in a Sponsor Material Adverse Effect.

     Section 4.14. Insurance Practices; Permit and Insurance Licenses.

     (a) The business of Sponsor and each of the Sponsor Material Subsidiaries is being conducted in compliance, in all material respects, with all Applicable Laws, including all insurance laws, ordinances, rules, regulations, decrees and orders of any Government Entity, and all material notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed in all material respects and were in compliance in all material respects with such laws, except where failure to have so filed or to be in such compliance would not, individually or in the aggregate, have or be reasonably likely to result in a Sponsor Material Adverse Effect.

     (b) Sponsor and the Sponsor Insurance Subsidiaries have all permits and insurance licenses the use and exercise of which are necessary for the conduct of its business as now conducted, other than such permits and insurance licenses the absence of which would not, individually or in the aggregate, have or be reasonably likely to result in Sponsor Material Adverse Effect. The business of Sponsor and each of the Sponsor Insurance Subsidiaries has been and is being conducted in compliance, in all material respects, with all such permits and insurance licenses. All such permits and insurance licenses are in full force and effect, and there is no proceeding or investigation pending or, to the Best Knowledge of Sponsor, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such permit or insurance license.

     Section 4.15. Regulatory Filings. Sponsor and the Sponsor Material Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions required to be filed by any of them with any Government Entity, except where the failure to file, in the aggregate, would not have or be reasonably likely to result in a Sponsor Material Adverse Effect. To the Best Knowledge of Sponsor, all such reports, statements, documents, registrations, filings and submissions were in all material respects true, complete and accurate when filed.

     Section 4.16. Post-Merger Integration. Sponsor has delivered a complete and correct copy of a post-merger integration plan setting forth Sponsor's intentions regarding the integration, operation and management of the respective businesses of Sponsor and the Surviving Corporation upon and following the Merger, a copy of which is set forth in Section 4.16 of the Sponsor Disclosure Letter (the "Post-Merger Integration Plan"). The Post-Merger Integration Plan has been duly approved by the Board of Directors of Sponsor.

     Section 4.17. Information in Information Statement, Registration Statement and Sponsor Information Statement.

     (a) None of the information supplied by Sponsor for inclusion or incorporation by reference in the Information Statement will, on the date mailed to Members and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (b) If the Registration Statement is filed pursuant to Section 2.2(c), the Registration Statement (or any amendment thereof or supplement thereto), at the date it becomes effective and at the time of the Company Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Sponsor with respect to statements made therein based on information supplied by the Company in writing for inclusion in the Registration Statement. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     (c) The Sponsor Information Statement (or any amendment thereof or supplement thereto), on the date mailed to stockholders of Sponsor, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Sponsor with respect to statements made therein based on information supplied by the Company in writing for inclusion in the Sponsor Information Statement. The Sponsor Information Statement will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

     Section 4.18. Brokers. Other than Salomon Smith Barney Inc., no person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by Sponsor in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Sponsor.

     Section 4.19. Employee Benefit Plans; ERISA.

     (a) Section 4.19(a) of the Sponsor Disclosure Letter sets forth a list which is complete and accurate in all material respects, of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, equity-based award, severance or termination pay, hospitalization or other medical, accident, disability, life or other insurance, supplemental unemployment benefits, fringe and other welfare benefit, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, that is sponsored, maintained or contributed to or required to be contributed to by Sponsor or the Sponsor Subsidiaries or by any trade or business, whether or not incorporated, that together with Sponsor, would or would have been at any date of determination occurring within the preceding six years, deemed a "single employer" within the meaning of Section 4001 of ERISA, or considered as being members of a controlled group of corporations, under common control, or members of an affiliated service group within the meaning of Subsections 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA, in each case for the benefit of any employee or terminated employee of Sponsor or any of the Sponsor Subsidiaries (the "Sponsor Plans").

     (b) To the Best Knowledge of Sponsor, each Sponsor Plan has been operated and administered in all material respects in accordance with its terms and with Applicable Law, including ERISA and the Code, except where such noncompliance, individually or taken together with any amounts arising as a result of noncompliance with Section 4.19(c), would not have or be reasonably likely to result in a Sponsor Material Adverse Effect.

     (c) To the Best Knowledge of Sponsor, all contributions required to be made with respect to any Sponsor Plan that is subject to Section 302 of ERISA and
Section 413 of the Code (whether pursuant to the terms of any Sponsor Plan or otherwise) on or prior to the Effective Time have been timely made.

     Section 4.20. Rating. As of the date of this Agreement, the Sponsor Insurance Subsidiaries domiciled in the United States have been given an "AA" insurer financial strength rating by S&P, "Aa3" insurer financial strength rating by Moody's and "A+" insurer financial strength rating by A. M. Best Co. ("Best's"). As of the date of this Agreement, to the Best Knowledge of Sponsor, there exists no reason (other than the public announcement of this Agreement and the transactions contemplated hereby) why S&P, Moody's or Best's would lower its rating or put the Sponsor Insurance Subsidiaries on a "watch" list to determine whether to lower its rating.

     Section 4.21. Financing. Sponsor has, and will have at the Effective Time, sufficient funds to pay any cash payable with funds supplied by Sponsor in respect of Membership Interests pursuant to Article III or the Conversion Term Sheet, on the terms and subject to the conditions contemplated by this Agreement.

     Section 4.22. Voting Agreement; Nationwide Mutual Consent. Sponsor has delivered to the Company a complete and correct copy of the Voting Agreement, duly executed by Nationwide Corporation and a complete and correct copy of a letter, dated the date hereof from Nationwide Mutual to the Company relating to, and enclosing a complete and correct copy of, the Nationwide Mutual Consent.

     Section 4.23. Investigation by Sponsor. Sponsor has conducted its own independent review and analysis of the businesses, assets, financial condition, and operations of the Company and the Company Subsidiaries and acknowledges that Sponsor has been provided access to certain officers and certain books and records of the Company and the Company Subsidiaries for this purpose. Sponsor agrees, to the fullest extent permitted by law, that none of the Company, the Company Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives shall have any liability or responsibility whatsoever to Sponsor on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to Sponsor prior to the execution of this Agreement, except that the foregoing limitation shall not apply to the Company to the extent the Company makes the specific representations and warranties set forth in Article V of this Agreement and in the Company Disclosure Letter, but always subject to the limitations and restrictions contained herein and therein.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as otherwise disclosed to Sponsor in a letter (the "Company Disclosure Letter") delivered to it by the Company prior to the execution of this Agreement (either with specific reference to the representations and warranties in this Article V to which the information in such letter relates or otherwise where it is reasonably apparent to which representations and warranties such disclosure is reasonably applicable), the Company represents and warrants to Sponsor and Merger Sub as follows:

     Section 5.1. Organization. The Company is a mutual life insurer duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have or be reasonably likely to result in a Company Material Adverse Effect. The copies of the Company's Constituent Documents which have been made available for Sponsor's inspection are complete and correct and in full force and effect.

     Section 5.2. Company Subsidiaries; Licensing.

     (a) Section 5.2(a) of the Company Disclosure Letter sets forth the name of each subsidiary owned (whether directly or indirectly) by the Company (collectively, the "Company Subsidiaries") and the state or jurisdiction of its organization. Each Company Subsidiary is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority or necessary governmental approvals would not individually or in the aggregate have or be reasonably likely to result in a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have or be reasonably likely to result in a Company Material Adverse Effect. Section 5.2(a) of the Company Disclosure Letter sets forth the name of each of the Company Subsidiaries that is a material subsidiary of the Company (the "Company Material Subsidiaries").

     (b) Section 5.2(b) of the Company Disclosure Letter sets forth the name of each of the Company Subsidiaries that is an insurance company (collectively, the "Company Insurance Subsidiaries"). The Company and each of the Company Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed or authorized to carry on an insurance business in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write its lines of business as required by Applicable Law except, in each case, where such failure to be so licensed or authorized would not individually or in the aggregate have or be reasonably likely to result in a Company Material Adverse Effect. The Company and the Company Insurance Subsidiaries have made all required filings under applicable insurance holding company statutes except where the failure to file would not individually or in the aggregate have or be reasonably likely to result in a Company Material Adverse Effect. Section 5.2(b) of the Company Disclosure Letter sets forth the states where the Company and the Company Insurance Subsidiaries are domiciled or "commercially domiciled" for insurance regulatory purposes and such other states where the transactions contemplated by this Agreement will require Sponsor to obtain prior approval of an acquisition of control from state insurance regulators.

     (c) The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries, there are no proxies with respect to any such shares, and no equity securities of any Company Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any Company Subsidiary is or may be bound to issue, redeem, purchase or sell additional shares of capital stock of any Company Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. All of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Encumbrances.

     (d) Except for the Company Subsidiaries, the Company does not own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity that directly or indirectly conducts any activity which is material to the Company.

     (e) Complete and correct copies of the Constituent Documents of each Company Material Subsidiary have been made available for Sponsor's inspection and such Constituent Documents are in full force and effect.

     (f) The Company, as well as each Company Subsidiary that is an "investment adviser" as defined in the Investment Advisers Act (a "Company Adviser Subsidiary"), is registered as an investment adviser under the Investment Advisers Act or is not required to be so registered. Each investment adviser representative (as defined in the Investment Advisers Act) of the Company or a Company Subsidiary, if any, who is required to be registered under applicable state laws is so registered.

     Section 5.3. Authority Relative to this Agreement and the Plan of Conversion. The Company has the corporate power and the authority to enter into this Agreement and to carry out its obligations hereunder, and the Company has the authority, assuming the Governmental Requirements are duly satisfied, to adopt the Plan of Conversion and to carry out its obligations thereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors, and no other corporate proceedings on the part of the Company, other than obtaining the Company's Board of Directors affirmative vote for the adoption of the Plan of Conversion by the Company pursuant to Section 2.1(a), the Member approval and adoption pursuant to
Section 2.3 and the consent by the Conversion Agent pursuant to Section 3.3, are necessary to authorize this Agreement or the transactions contemplated hereby. Subject to the foregoing, this Agreement has been duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a valid and binding obligation of Sponsor and Merger Sub) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

     Section 5.4. Consents and Approvals; No Violations.

     (a) Except (i) for the Governmental Requirements or (ii) where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any Government Entity would not prevent or delay the consummation of the Merger or the transactions contemplated by this Agreement, or otherwise prevent the Company from performing its obligations under this Agreement, or individually or in the aggregate have or be reasonably likely to result in a Company Material Adverse Effect, or have a material adverse effect on the ability of the Surviving Corporation, following the Effective Time, to conduct the business of the Company and the Company Subsidiaries as presently conducted, no filing with, and no permit, authorization, consent or approval of, any Government Entity is necessary for the execution, delivery and performance of this Agreement and the Plan of Conversion by the Company and the consummation by the Company of the transactions contemplated by hereby and thereby.

     (b) No consent or approval of any other party (other than any Government Entity) is required to be obtained by the Company or any Company Subsidiary for the execution, delivery or performance of this Agreement or the Plan of Conversion or the performance by the Company of the transactions contemplated hereby or thereby, except where the failure to obtain any such consent or approval would not prevent or delay the consummation of the Merger or the transactions contemplated by this Agreement, or otherwise prevent the Company from performing its obligations under this Agreement or the Plan of Conversion or, individually or in the aggregate, have or be reasonably likely to result in a Company Material Adverse Effect.

     (c) Neither the execution, delivery or performance of this Agreement or the Plan of Conversion by the Company, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will:

          (i) conflict with or result in any breach of any provisions of the Constituent Documents of the Company or any of the Company Subsidiaries;

          (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected;

          (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, of the Company Subsidiaries or any of their properties or assets;

          (iv) result in the creation or imposition of any Encumbrance on any asset of the Company or any Company Subsidiary; or

          (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for the Company or any of the Company Subsidiaries to conduct its business as currently conducted, except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which would not individually or in the aggregate have or be reasonably likely to result in a Company Material Adverse Effect.

     (d) Except for the vote in respect of the Plan of Conversion and the Articles Amendments to be taken at the Company Special Meeting and the consent by the Conversion Agent pursuant to Section 3.3, no vote of any holder of equity of the Company or of the holders of any other securities of the Company (equity or otherwise), is required by law, the Constituent Documents of any of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated by this Agreement and the Conversion Term Sheet.

     Section 5.5. Company Financial Statements.

     (a) The Company has delivered to Sponsor complete and correct copies of the Company Financial Statements. The Company Financial Statements have been derived from the accounting books and records of the Company and the Company Subsidiaries and have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods presented, subject, in the case of interim unaudited Company Financial Statements, only to normal recurring year-end adjustments and the absence of notes. The consolidated balance sheets included in the Company Financial Statements present fairly in all material respects the financial position of the Company and the Company Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of shareholders' equity, and consolidated statements of cash flows included in such Company Financial Statements present fairly in all material respects the results of operations, shareholders' equity and cash flows of the Company and the Company Subsidiaries for the respective periods indicated.

     (b) The term "Company Financial Statements" means the unaudited consolidated financial statements of the Company and the Company Subsidiaries as at and for the six-month period ended June 30, 2001 and the audited consolidated financial statements of the Company and the Company Subsidiaries as at and for the years ended December 31, 2000, December 31, 1999 and December 31, 1998, together with reports on such year-end statements by PricewaterhouseCoopers LLP, the independent auditors of the Company, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of shareholders' equity and a consolidated statement of cash flows, and (except for the interim unaudited financial statements) accompanying notes.

     Section 5.6. Statutory Financial Statements. The Annual Statements and Quarterly Statements of each of the Company and the Company Insurance Subsidiaries, as filed with the departments of insurance for all applicable domiciliary states for the years ended December 31, 2000, December 31, 1999 and December 31, 1998 (the "Company Annual Statutory Statements") and the quarters ended March 31 and June 30, 2001 (collectively, the "Company Quarterly Statutory Statements"), respectively, together with all exhibits and schedules thereto (all Company Annual Statutory Statements and all Company Quarterly Statutory Statements, together with all exhibits and schedules thereto, referred to in this Section 5.6 are hereinafter referred to as the "Company Statutory Financial Statements"), have been prepared in accordance with the applicable accounting practices prescribed or permitted by State Statutory Accounting Practices, and such accounting practices have been applied on a basis consistent with such State Statutory Accounting Practices throughout the periods involved, except as expressly set forth in the notes, exhibits or schedules thereto, and the Company Statutory Financial Statements present fairly in all material respects the financial position and the results of operations for the Company and the Company Insurance Subsidiaries as of the dates and for the periods therein in accordance with applicable State Statutory Accounting Practices. The financial statements contained in the Company Annual Statutory Statements have been audited by PricewaterhouseCoopers LLP, the independent auditors of the Company, and the Company has made available to Sponsor true and complete copies of all audit opinions related thereto. The Company has made available to Sponsor true and complete copies of all examination reports of insurance departments and any insurance regulatory agencies since January 1, 1998 relating to the Company and the Company Insurance Subsidiaries. The Company has delivered to Sponsor true and complete copies of the Company Annual Statutory Statements and the Company Quarterly Statutory Statements.

     Section 5.7. Absence of Certain Changes. Since June 30, 2001, there has been no event or condition (other than (a) any event or condition resulting from general economic or financial market conditions or changes (including changes in interest rates or general equity market levels), (b) any occurrence or condition affecting any segment of the life insurance, annuity or retirement products industries generally in which the Company or any of the Company Insurance Subsidiaries competes (including any change in laws or regulations in any jurisdiction), and, in the case of each of clauses (a) and (b), not having a unique or disproportionate effect on the Company and the Company Insurance Subsidiaries, taken as a whole, or (c) any occurrence or condition arising out of the transactions contemplated by this Agreement or the public announcement thereof) which has had (or is reasonably likely to result in) a Company Material Adverse Effect, and the Company and the Company Subsidiaries have in all material respects conducted their businesses in the ordinary course consistent with past practice and have not taken any action which, if taken after the date hereof, would violate Section 6.1.

     Section 5.8. Litigation. There is no suit, action, proceeding or investigation (whether at law or equity, before or by any Government Entity or before any arbitrator) pending or, to the Best Knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries, the outcome of which would individually or in the aggregate have or be reasonably likely to result in a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Government Entity or arbitrator outstanding against the Company or any of the Company Subsidiaries which would individually or in the aggregate have or be reasonably likely to result in a Company Material Adverse Effect.

     Section 5.9. Absence of Undisclosed Liabilities. The Company and the Company Subsidiaries do not have any liabilities or obligations, contingent or otherwise, except (a) liabilities and obligations in the respective amounts reflected on or reserved against in the Company's consolidated balance sheet of June 30, 2001 included in the Company Financial Statements, (b) liabilities and obligations not required by U.S. GAAP to be reflected in such consolidated balance sheet (other than any such liabilities and obligations which were not reflected or reserved against because they were contingent at June 30, 2001, but which would be reflected or reserved against in such a balance sheet prepared in accordance with U.S. GAAP because they are no longer contingent as of the date hereof, (c) liabilities and obligations incurred in the ordinary course of business consistent with past practice since that date which would not be prohibited by this Agreement, and (d) liabilities and obligations which would not, individually or in the aggregate, have or be reasonably likely to result in a Company Material Adverse Effect.

     Section 5.10. Taxes.

     (a) The Company and the Company Material Subsidiaries have (i) duly and timely filed (or there has been filed on their behalf) with the appropriate Government Entities all material Tax Returns required to be filed by them (determined after giving effect to any applicable extensions), and (ii) all Taxes required to be shown on such Tax Returns have been timely paid and all material Taxes otherwise due have been timely paid or if not paid such Taxes have been properly provided for in accordance with U.S. GAAP.

     (b) No federal, state, local or foreign audits, actions or administrative or court proceedings are pending or have been threatened in writing with regard to any Taxes or Tax Returns of the Company or any Company Material Subsidiary wherein an adverse determination or ruling in any one such action or proceeding or in all such actions and proceedings in the aggregate would have or are reasonably likely, individually or in the aggregate, to result in a Company Material Adverse Effect.

     (c) The federal income Tax Returns of the Company and the Company Material Subsidiaries have been examined by the IRS (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including December 31, 1995, and no material deficiencies were asserted as a result of such examinations that have not been resolved and fully paid or provided for in accordance with U.S. GAAP (or there has been paid or provision has been made on their behalf).

     (d) There are not any unresolved questions or claims concerning the Company's or any Company Material Subsidiary's Tax liability that would have or are reasonably likely, individually or in the aggregate, to result in a Company Material Adverse Effect.

     (e) To the Best Knowledge of the Company, no insurance or annuity contracts or insurance policies issued by the Company or any Company Material Subsidiary fail to comply with the applicable requirements under the Code that are required to be met in order for the beneficiary or owner thereof to receive Tax treatment that is no less favorable than the Tax treatment that the issuer represented would be received in any written material provided by the issuer to the owner, where the failure to so comply would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

     Section 5.11. Title to Property. Each of the Company and the Company Subsidiaries (a) has good and valid title to all of its properties, assets and other rights that would not constitute real property, free and clear of all Encumbrances, except for Permitted Encumbrances, and (b) owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of, its business, except where the failure to own such assets or have such valid leasehold interests or such valid contractual rights would not, individually or in the aggregate, have or be reasonably likely to result in a Company Material Adverse Effect.

     Section 5.12. Insurance Practices; Permits and Insurance Licenses.

     (a) Except as otherwise would not individually or in the aggregate have or be reasonably likely to result in a Company Material Adverse Effect, all policies, binders, slips, certificates, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company Insurance Subsidiaries (the "Company Insurance Contracts") and any and all marketing materials, are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities which have been filed and not objected to by such authorities within the period provided for objection (the "Forms"). The Forms comply in all material respects with the insurance statutes, regulations and rules applicable thereto and, as to premium rates established by the Company or any Company Insurance Subsidiary which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto.

     (b) The business of the Company and each of the Company Material Subsidiaries is being conducted in compliance in all material respects with all Applicable Laws including all insurance laws, ordinances, rules, regulations, decrees and orders of any Government Entity, and all material notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed in all material respects and were in compliance in all material respects with such laws, except where failure to have so filed or to be in such compliance would not, individually or in the aggregate, have or be reasonably likely to result in a Company Material Adverse Effect.

     (c) The Company and each of the Company Insurance Subsidiaries have all permits and insurance licenses the use and exercise of which are necessary for the conduct of their respective business as now conducted, other than such permits and insurance licenses the absence of which would not, individually or in the aggregate, have or be reasonably likely to result in a Company Material Adverse Effect. The business of the Company and each of the Company Insurance Subsidiaries has been and is being conducted in compliance, in all material respects, with all such permits and insurance licenses. All such permits and insurance licenses are in full force and effect, and there is no proceeding or, to the Best Knowledge of the Company, investigation pending or, to the Best Knowledge of the Company, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such permit or insurance license.

     (d) Except where failure to do so would not individually or in the aggregate have or be reasonably be likely to result in a Company Material Adverse Effect, each Company Insurance Subsidiary has marketed, sold and issued insurance products in compliance with all Applicable Laws and all applicable orders and directives of insurance regulatory authorities, and market conduct recommendations resulting from market conduct examinations of insurance regulatory authorities in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with all Applicable Laws relating to (i) the disclosure of the nature of insurance products as policies of insurance, (ii) insurance product projections, and (iii) the underwriting, marketing, sale and issuance of, or refusal to sell, any insurance product to insureds or potential insureds of any race, color, creed or national origin.

     Section 5.13. Ratings. As of the date hereof, the Company and the Company Insurance Subsidiaries have been given an "AA-" insurer financial strength rating by S&P, "A2" insurer financial strength rating by Moody's and "A" insurer financial rating by Best's. As of the date of this Agreement and to the Best Knowledge of the Company, none of S&P, Moody's or Best's has announced that it has under surveillance or review its rating of the financial strength or claims-paying ability of the Company or any Company Insurance Subsidiary, and there exists no reason (other than the public announcement of this Agreement and the transactions contemplated hereby) why S&P, Moody's or Best's would lower its rating or put the Company and the Company Insurance Subsidiaries on a "watch" list to determine whether to lower its rating.

     Section 5.14. Regulatory Filings. The Company has made available for inspection by Sponsor complete copies of all material registrations, filings and submissions made since January 1, 1998 by the Company or any of the Company Subsidiaries with any Government Entity and any reports of examinations issued since January 1, 1998 by any such Government Entity that relate to the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions required to be filed by any of them with any Government Entity, except where the failure to file, in the aggregate, would not have or be reasonably likely to result in a Company Material Adverse Effect. To the Best Knowledge of the Company, all such reports, statements, documents, registrations, filings or submissions were in all material respects true, complete and accurate when filed. This Section 5.14 does not apply to Taxes, which are covered exclusively by Section 5.10.

     Section 5.15. Investments.

     (a) The Company Statutory Financial Statements set forth a list, which list is accurate and complete in all material respects, of all securities, mortgages and other investments (collectively, the "Company Investments") owned by the Company or any of the Company Insurance Subsidiaries as of December 31, 2000, together with the cost basis, book or amortized value, as the case may be, as of December 31, 2000, and the changes in the Company Investments from January 1, 2001 through June 30, 2001. All transactions in Company Investments by the Company and by each Company Insurance Subsidiary from July 1, 2001 to the date hereof have complied in all material respects with the Consolidated Investment Policy of the Company and the Company Insurance Subsidiaries.

     (b) Except as set forth in the Company Statutory Financial Statements, the Company and the Company Insurance Subsidiaries, as applicable, have good and marketable title to the Company Investments listed in the Company Statutory Financial Statements or acquired in the ordinary course of business from July 1, 2001 other than with respect to those Company Investments which have been disposed of in the ordinary course of business or as contemplated by this Agreement or redeemed in accordance with their terms since such date and other than with respect to statutory deposits which are subject to certain restrictions on transfer.

     (c) A complete list of all investments owned, directly or indirectly, by the Company and the Company Insurance Subsidiaries as of June 30, 2001 which are in default, in bankruptcy, nonperforming, restructured, or foreclosed, or which are included on any "watch list" is set forth in Section 5.15(c) of the Company Disclosure Letter, and there have been no changes since that date that would have or be reasonably likely to result in a Company Material Adverse Effect.

     (d) Except as set forth in the Company Statutory Financial Statements, there are no Encumbrances on any of the Company Investments, other than Permitted Encumbrances and special deposits reflected in the Company Statutory Financial Statements.

     Section 5.16. Reserves. The aggregate reserves of the Company and the Company Insurance Subsidiaries as recorded in the Statutory Accounting Statements of the Company have been determined in accordance with generally accepted actuarial principles consistently applied (except as set forth therein). The insurance reserving practices and polices of the Company and the Company Insurance Subsidiaries have not changed, in any material respect, since June 30, 2001 and the results of the application of such practices and policies are reflected in the Statutory Accounting Statements of the Company. All reserves of the Company and the Company Insurance Subsidiaries set forth in the Statutory Accounting Statements of the Company are fairly stated in accordance with sound actuarial principles and meet the requirements of the insurance laws of the applicable insurance authority, except where the failure to so state such reserves or meet such requirements would not have or be reasonably likely to result in a Company Material Adverse Effect.

     Section 5.17. Information in Information Statement and Registration Statement.

     (a) The Information Statement (or any amendment thereof or supplement thereto), at the date mailed to Members and at the time of the Company Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Sponsor in writing for inclusion in the Information Statement. The Information Statement will comply as to form in all material respects with all Applicable Laws.

     (b) None of the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement, at the date it becomes effective and at the time of the Company Special Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (c) None of the information supplied by the Company for inclusion or incorporation by reference in the Sponsor Information Statement, on the date it is mailed to stockholders of Sponsor, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 5.18. Brokers. Except for Morgan Stanley & Co. Incorporated, no person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company.

     Section 5.19. Employee Benefit Plans; ERISA.

     (a) Section 5.19(a) of the Company Disclosure Letter sets forth a list, which is complete and accurate in all material respects, of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, equity-based award, severance or termination pay, hospitalization or other medical, accident, disability, life or other insurance, supplemental unemployment benefits, fringe and other welfare benefit, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, that is sponsored, maintained or contributed to or required to be contributed to by the Company or the Company Subsidiaries or by any trade or business, whether or not incorporated, that, together with the Company, would or would have been at any date of determination occurring within the preceding six years, deemed a "single employer" within the meaning of
Section 4001 of ERISA, or considered as being members of a controlled group of corporations, under common control, or members of an affiliated service group within the meaning of Subsections 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA (each such Company Subsidiary, trade, business or Member an "ERISA Affiliate"), in each case for the benefit of any employee or terminated employee of the Company or any of the Company Subsidiaries (the "Plans"). No Plan is a "multiemployer pension plan," as defined in Section 3(37) of ERISA, nor is any Plan a plan described in Section 4063(a) of ERISA.

     (b) With respect to each Plan listed in Section 5.19(a) of the Company Disclosure Letter, to the extent applicable, the Company has heretofore made available or has caused to be made available, or will make available or cause to be made available prior to the Closing, to Sponsor true and complete copies of the following documents:

          (i) a copy of each written Plan;

          (ii) a copy of the most recent annual report on Form 5500 and actuarial report, if required under ERISA;

          (iii) a copy of the most recent summary plan description required under ERISA with respect thereto;

          (iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and

          (v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code.

     (c) Each Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred with respect to such Plan since the date of such determination letter that could reasonably be expected to result in a Company Material Adverse Effect.

     (d) No material liability under Title IV of ERISA has been incurred by the Company or, the Best Knowledge of the Company, any ERISA Affiliate, that has not been satisfied in full, and to the Best Knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a material liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation which premiums have been paid when due).

     (e) No ERISA Plan or any trust established thereunder that is subject to
Section 302 of ERISA and Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each ERISA Plan ended prior to the Effective Time. To the Best Knowledge of the Company, all contributions required to be made with respect thereto (whether pursuant to the terms of any ERISA Plan or otherwise) on or prior to the Effective Time have been timely made.

     (f) Neither the Company, nor, to the Best Knowledge of the Company, any ERISA Affiliate, has engaged in a transaction in connection with which the Company or the ERISA Affiliate could be subject to penalties under the excise tax or joint and several liability provisions of the Code relating to employee benefit plans that would, individually, or taken together with any amounts arising as a result of noncompliance with any of the other paragraphs of this
Section 5.19, have or be reasonably likely to result in a Company Material Adverse Effect.

     (g) To the Best Knowledge of the Company, each Plan has been operated and administered in all material respects in accordance with its terms and Applicable Law, including ERISA and the Code, except where such noncompliance, individually, or taken together with any amounts arising as a result of noncompliance with any of the other paragraphs of this Section 5.19, would not have or be reasonably likely to result in a Company Material Adverse Effect.

     (h) The consummation of the transactions contemplated by this Agreement will not (x) entitle any current or former employee, director or officer of the Company or any of the Company Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (y) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer.

     (i) There are no pending or, to the Best Knowledge of the Company, threatened or anticipated actions, suits or claims by or on behalf of any Plan, by any employee or beneficiary covered under any Plan, or otherwise involving any such Plan (other than routine claims for benefits) that would, individually, or taken together with any amounts arising as a result of noncompliance with any of the other paragraphs of this Section 5.19, have or be reasonably likely to result in a Company Material Adverse Effect.

     (j) No Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service other than (i) coverage mandated by Applicable Law,
(ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or the ERISA Affiliates, or (iv) benefits, the full cost of which is borne by the current or former employee (or his beneficiary).

     Section 5.20. Labor Relations; Employees. None of the employees of the Company or the Company Subsidiaries are represented by any labor organization and, to the Best Knowledge of the Company, no union claims to represent these employees have been made. To the Best Knowledge of the Company, there have been no union organizing activities with respect to employees of the Company or the Company Subsidiaries within the past five years. To the Best Knowledge of the Company, the Company and Company Subsidiaries are not, and have not been, engaged in any unfair labor practices as defined in the National Labor Relations Act or similar Applicable Law, ordinance or regulation, nor is there pending any unfair labor practice charge.

     Section 5.21. Intellectual Property Rights.

     (a) The Company and the Company Subsidiaries own, free of Encumbrances other than Permitted Encumbrances, or have a valid and binding license to use, all Intellectual Property material to the conduct of the businesses of the Company and the Company Subsidiaries taken as a whole.

     (b) Except for defaults and infringements which would not, individually or in the aggregate, have or be reasonably likely to result in a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, and (ii) to the Best Knowledge of the Company, (A) all Intellectual Property material to the conduct of the businesses of the Company and the Company Subsidiaries taken as a whole and owned by the Company or any of the Company Subsidiaries is not being infringed by any third party, and (B) neither the Company nor any Company Subsidiary is infringing any Intellectual Property of any third party.

     (c) There is no pending or, to the Best Knowledge of the Company, threatened significant claim or dispute regarding the ownership of, or use by, the Company or any Company Subsidiary of any Intellectual Property, and to the Best Knowledge of the Company, consummation of the transactions contemplated hereby will not result in the loss of use of any Intellectual Property material to the Company's business.

     (d) For purposes of this Agreement, "Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing, and computer and network software programs and trade secrets and trade secret rights.

     Section 5.22. Takeover Statute. To the Best Knowledge of the Company, no state "fair price," "moratorium," "control share acquisition" or similar anti-takeover statute (other than the Conversion Statute and the PBCL) is applicable to the Merger or the other transactions contemplated hereby. Subchapters D, E, F, G, H, I and J of Chapter 25 of the PBCL do not apply to this Agreement or the transactions contemplated hereby.

     Section 5.23. Opinion of Financial Advisor. The Company has received an opinion from Morgan Stanley & Co. Incorporated, dated as of the date hereof, to the effect that the exchange of the aggregate Membership Interests for Sponsor Shares, cash and Policy Credits pursuant to the Conversion and the Merger is fair, from a financial point of view, to the Eligible Policyholders as a group.

     Section 5.24.Contracts.

     (a) Section 5.24 of the Company Disclosure Letter sets forth a list of each contract (collectively, the "Company Contracts") to which the Company or any of the Company Subsidiaries is a party or by which it is bound which:

          (i) contains obligations in excess of $500,000 or is otherwise material to the current business of the Company and its subsidiaries taken as a whole; or

          (ii) is a reinsurance or retrocession contract which requires the payment of premiums by the Company or the Company Subsidiaries of amounts in excess of $500,000 per year; or

          (iii) contains covenants limiting the freedom of the Company or any of the Company Subsidiaries to engage in any line of business in any geographic area or to compete with any person or entity or restricting the ability of the Company or any of the Company Subsidiaries to acquire equity securities of any person or entity; or

          (iv) is an employment or severance contract applicable to any employee of the Company or the Company Subsidiaries, including contracts to employ executive officers and other contracts with officers or directors of the Company or any of the Company Subsidiaries, other than agent contracts with insurance agents and any such contract which by its terms is terminable by the Company or any of the Company Subsidiaries on not more than 60 days' notice without material liability.

     (b) With respect to each of the Company Contracts:

          (i) such contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon the Company or the Company Subsidiary and, to the Best Knowledge of the Company, each other party thereto and is in full force and effect;

          (ii) there is no material default or claim of material default thereunder by the Company, or the Best Knowledge of the Company, by any other party thereto, and no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a material default thereunder by the Company, or to the Best Knowledge of the Company, by any other party thereto, or would permit material modification, acceleration or termination thereof; and

          (iii) the consummation of the transactions contemplated by this Agreement will not give rise to a right of the other party or parties thereto to terminate such contract or impose liability under the terms thereof on the Company or any of the Company Subsidiaries.

     Section 5.25. Environmental Laws and Regulations.

     (a) The Company and each of the Company Subsidiaries and their respective properties and operations are in compliance with all Applicable Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), which compliance includes, but is not limited to, the possession by the Company and the Company Subsidiaries of all permits and other authorizations of Governmental Entities required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for non-compliance which, individually or in the aggregate, has not had, and is not reasonably likely to result in, a Company Material Adverse Effect.

     (b) Neither the Company nor any of the Company Subsidiaries has received written notice of, or is the subject of, any actions, causes of action, claims, investigations, demands or notices by any Person asserting personal injury, property damages or the Company or any Company Subsidiary's obligation to conduct investigations or clean-up activities under any Environmental Laws or alleging liability under or non-compliance with any Environmental Laws (collectively, "Environmental Claims") which, individually or in the aggregate, has had, or is reasonably likely to result in, a Company Material Adverse Effect.

     (c) To the Best Knowledge of the Company, there are no facts, circumstances or conditions in connection with the operation of its business or any currently or formerly owned, leased or operated facilities or properties or any investment properties or any other properties that have led to or are reasonably likely to lead to any Environmental Claims or impositions of any institutional or engineering controls or restrictions on the use or development of properties in the future which, individually or in the aggregate, has had, or is reasonably likely to result in, a Company Material Adverse Effect.

     Section 5.26. Insurance Coverage. The Company maintains insurance coverage reasonably adequate for the operation of the businesses of the Company and the Company Subsidiaries taken as a whole. The insurance maintained by the Company insures against risks to the extent and in the manner reasonably deemed appropriate and sufficient by the Company, and the coverage provided thereunder will not be materially and adversely affected by the Merger.

     Section 5.27. Clients. The Market Street Fund is the only investment company registered or required to be registered under the Investment Company Act (the "Registered Fund") for which the Company or a Company Adviser Subsidiary acts as investment adviser or subadviser. As of June 30, 2001, all other clients ("Non-Fund Clients") for which the Company or a Company Adviser Subsidiary acts as investment adviser represent no more than 20% of the assets managed under investment advisory agreements (as defined in the Investment Advisers Act) with the Company or a Company Adviser Subsidiary.

     Section 5.28. Client Contracts. Except as would not have a Company Material Adverse Effect, each investment advisory agreement, and any material variation, entered into by the Company or any Company Adviser Subsidiary with the Registered Fund or each Non-Fund Client (each a "Client Contract") and any subsequent renewals have been duly authorized, executed and delivered by the Company or Company Adviser Subsidiary and, to the extent applicable, have been adopted in compliance with Section 15 of the Investment Company Act, and are valid and legally binding agreements, enforceable against the Company or Company Adviser Subsidiary.

     Section 5.29. Registered Fund Clients.

     (a) The Registered Fund is, and at all times during the past three years has been, duly registered with the Commission as an investment company under the Investment Company Act.

     (b) Each contract, including each Client Contract, each administration agreement between the Registered Fund and the Company or a Company Adviser Subsidiary, and each underwriting agreement (the "Underwriting Agreement") between the Company or a Company Adviser Subsidiary, on the one hand, and the Registered Fund, on the other hand, and any subsequent renewal of any such agreement, has been duly authorized, executed and delivered by the Company, Company Adviser Subsidiary, or the Registered Fund, as the case may be, and is a valid and legally binding agreement.

     Section 5.30. Regulatory Compliance. To the Best Knowledge of the Company, neither the Company, a Company Adviser Subsidiary, nor any other "person associated with" (as defined under the Investment Advisers Act) the Company or a Company Adviser Subsidiary, has been convicted of any felony or has been subject to any disqualification that would be a basis for denial, suspension, or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder, or of a broker-dealer under Section 15(b)(4) of the Exchange Act or for disqualification as an investment adviser or a principal underwriter for any Investment Company pursuant to Section 9(a) of the Investment Company Act, during the ten year period immediately preceding the date hereof.

     Section 5.31. Compliance with Privacy Laws and Policies. The Company is in compliance with (i) the terms of the Company's own privacy policy as it exists on the date of this Agreement, a true and correct copy of which has been provided to Sponsor (the "Company Privacy Policy") and (ii) all Applicable Laws concerning the protection of confidential personal information received from individual policyholders, except in each case for any non-compliance that, individually or in the aggregate, has not had or is not reasonably likely to result in, a Company Material Adverse Effect.

     Section 5.32. Investigation by the Company. The Company has conducted its own independent review and analysis of the businesses, assets, financial condition, and operations of Sponsor and the Sponsor Subsidiaries and acknowledges that the Company has been provided access to certain officers and certain books and records of Sponsor and the Sponsor Subsidiaries for this purpose. The Company agrees, to the fullest extent permitted by law, that none of Sponsor, the Sponsor Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives shall have any liability or responsibility whatsoever to the Company on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to the Company prior to the execution of this Agreement, except that the foregoing limitation shall not apply to Sponsor to the extent Sponsor makes the specific representations and warranties set forth in Article IV of this Agreement and in the Sponsor Disclosure Letter, but always subject to the limitations and restrictions contained herein and therein.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

     Section 6.1. Conduct of Business by the Company Pending the Merger. From the date hereof until the Effective Time, unless Sponsor shall otherwise consent in writing, or except as set forth in the Company Disclosure Letter or as otherwise expressly permitted by or provided for in this Agreement, the Conversion Term Sheet, the Post-Merger Integration Plan, or, if approved by the Department and approved and adopted by the requisite vote of the Members, the Plan of Conversion, the Company and the Company Subsidiaries shall conduct their respective businesses in the ordinary course consistent with past practice and shall use all reasonable best efforts to preserve intact their business organizations and goodwill and relationships with third parties (including their respective relationships with policyholders, insureds, agents, underwriters, brokers and investment customers) and to keep available the services of their current key employees and maintain their current rights and franchises, subject to the terms of this Agreement. Except as set forth in the Company Disclosure Letter or as otherwise expressly permitted by or provided for in this Agreement, from the date hereof until the Effective Time, without the prior written consent of Sponsor:

     (a) the Company shall not adopt or propose, and shall not permit any Company Subsidiary to adopt or propose, any change in its Constituent Documents (other than the Articles Amendments adopted in connection with the Conversion);

     (b) the Company shall not and shall not permit any Company Subsidiary that is not wholly-owned to declare, set aside or pay any dividend or other distribution except to policyholders in the ordinary course of business consistent with past practice;

     (c) subject to Section 7.2, the Company shall not, and shall not permit any Company Subsidiary to, (i) merge or consolidate with any other Person other than another subsidiary of the Company, (ii) acquire a material amount of the assets or equity of any other Person, or (iii) other than in the ordinary course of business, make or commit to make any capital expenditure;

     (d) the Company shall not, and shall not permit any Company Subsidiary to, sell, lease, license, subject to an Encumbrance other than a Permitted Encumbrance, or otherwise surrender, relinquish or dispose of (i) any facility owned or leased by the Company or any Company Subsidiary or (ii) any assets or property except, (x) with respect to clause (ii), pursuant to existing written contracts or commitments (the terms of which have been disclosed to Sponsor prior to the date hereof), or (y) with respect to clauses (i) and (ii), in the ordinary course of business consistent with past practice;

     (e) the Company shall not, and shall not permit any Company Insurance Subsidiary to, conduct transactions in Company Investments except in compliance with the Consolidated Investment Policy of the Company and the Company Insurance Subsidiaries, in effect on the date hereof, a copy of which has previously been delivered to Sponsor;

     (f) the Company shall not and shall not permit any Company Subsidiary (i) to issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities, or split, combine or reclassify any of its capital stock or issue securities in respect of its capital stock or enter into any amendment of any material term of any of its outstanding securities, (ii) incur or assume any indebtedness or any other liabilities except in the ordinary course of business consistent with past practice or pursuant to existing credit facilities, or (iii) amend or otherwise increase, accelerate the payment or vesting of the amounts payable or to become payable under or fail to make any required contribution to, any Plan or materially increase any non-salary benefits payable to any employee or former employee, except in the ordinary course of business consistent with past practice;

     (g) the Company shall not, and shall not permit any Company Subsidiary to, grant any increase in the compensation or benefits of directors, officers, employees, consultants or agents of the Company or any Company Subsidiary other than increases in the ordinary course of business consistent with past practice;

     (h) other than in the ordinary course of business consistent with past practices with respect to field management and support personnel, the Company shall not, and shall not permit any Company Subsidiary to, enter into or amend any employment agreement or other employment arrangements with any employee of the Company or any Company Subsidiary;

     (i) the Company shall not change any method of accounting or accounting practice by the Company or any Company Subsidiary, except for any such required change in U.S. GAAP or the applicable State Statutory Accounting Practices as agreed by PricewaterhouseCoopers LLP, the Company's independent auditors;

     (j) the Company shall not, and shall not permit any Company Subsidiary to, take any action that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code;

     (k) the Company shall not permit any Company Subsidiary to purchase or redeem any shares of its capital stock, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, except for any such purchases or redemptions by a wholly-owned subsidiary of the Company;

     (l) the Company shall not, and shall not permit any Company Subsidiary to pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), in each case, other than (i) settlement of policy claims or other payments, discharges, settlements or satisfactions in the ordinary course of business consistent with past practice, (ii) settlements of litigation that individually do not exceed $1,000,000 or, in the aggregate, $5,000,000, or (iii) payment of indebtedness, debt securities, guarantees, loans, advances and capital contributions made in the ordinary course of business consistent with past practices but not individually in excess of $1,000,000 or in the aggregate in excess of $5,000,000;

     (m) the Company shall not, and shall not permit any Company Subsidiary to, other than in the ordinary course of business consistent with past practices,
(i) make or rescind any material express or deemed election relating to Taxes,
(ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, which, individually or in the aggregate, exceeds $500,000, (iii) make a request for a written ruling of a taxing authority relating to Taxes, other than any request for a determination concerning qualified status of any Plan intended to be qualified under Code Section 401(a), (iv) enter into a written and legally binding agreement with a taxing authority relating to Taxes, or (v) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending December 31, 2000;

     (n) the Company shall not, and shall not permit any Company Subsidiary to, other than in the ordinary course of business consistent with past practice, modify or amend in any material respect or terminate any Company Contract or enter into any new agreement which would have been considered a Company Contract if it were entered into at or prior to the date hereof;

     (o) The Company shall not, and shall not permit any Company Subsidiary to, terminate, amend, modify or waive any provision of any standstill agreement or any standstill provisions of other agreements to which it is a party, and the Company shall, and shall cause each Company Subsidiary to, enforce the provisions of any such agreements;

     (p) the Company shall not permit any Company Insurance Subsidiary to forfeit, abandon, modify, waive, terminate or otherwise change any of its insurance licenses, except (i) as may be required in order to comply with Applicable Law or (ii) such modifications or waivers of insurance licenses as would not, individually or in the aggregate, restrict the business or operations of such Company Insurance Subsidiary in any material respect;

     (q) the Company shall not, and shall not permit or cause any Company Subsidiary to, take any actions or omit to take any actions that would cause any of its representations and warranties herein to become untrue in any material respect or that would cause or reasonably be expected to cause a Company Material Adverse Effect;

     (r) the Company shall not terminate, cancel or amend any insurance coverage maintained by it or any Company Subsidiary with respect to any material assets which is not replaced by a comparable amount of insurance coverage;

     (s) the Company shall not, and shall not permit any Company Subsidiary to, take any action that is not expressly permitted by or provided for in this Agreement that would reasonably be expected to result in a reduction of the insurer financial strength ratings of the Company and the Company Insurance Subsidiaries;

     (t) the Company will not amend the Company Privacy Policy, except as may be required by Applicable Law or except as would not have or be reasonably likely to result in a Company Material Adverse Effect;

     (u) the Company shall not, and shall not permit any of the Company Insurance Subsidiaries to, make any material change in its underwriting, claims management, pricing or reserving practices; and

     (v) the Company shall not, and shall not permit any Company Subsidiary to, agree or commit to do any of the foregoing.

     Section 6.2. Conduct of Business by Sponsor Pending the Merger. From the date hereof until the Effective Time, unless the Company shall otherwise consent in writing, or as otherwise contemplated by this Agreement, Sponsor, Merger Sub and the Sponsor Subsidiaries shall conduct their respective businesses in all material respects in the ordinary course consistent with past practice and shall use all reasonable best efforts to substantially preserve intact their business organizations and relationships with third parties (including their respective relationships with policyholders, insureds, agents, underwriters, brokers and investment customers), subject to the terms of this Agreement. Except as otherwise provided in this Agreement, from the date hereof until the Effective Time (unless a different time is specified below), without the prior written consent of the Company:

     (a) Sponsor shall not adopt or propose, and shall not permit Merger Sub to adopt or propose, any change in its Articles of Incorporation or Charter, which changes would materially delay or impede the Merger;

     (b) After the date of the hearing (the "Hearing Date") on the Plan before the Insurance Commissioner, Sponsor shall not declare, set aside or pay any dividend or other distribution with respect to any share of capital stock of Sponsor except in the ordinary course of business consistent with past practice, or split, combine or reclassify the Sponsor Common Stock;

     (c) Sponsor shall not, and shall not permit any Sponsor Subsidiary to, (i) merge or consolidate with any other Person which is not an affiliate of Sponsor,
(ii) (except in the ordinary course of business) acquire a material amount of assets or a material portion of the equity of any other Person, or (iii) (except in the ordinary course of business) dispose of any assets or property which are material to Sponsor and the Sponsor Subsidiaries taken as a whole, if such merger, consolidation, acquisition or disposition (1) could reasonably be expected to have a material impact on the ability of Sponsor to consummate the transactions contemplated by this Agreement, or (2) could reasonably be expected to result in a reduction in the insurer financial strength ratings of the Sponsor Insurance Subsidiaries by any two of S&P, Moody's and Best's below the then current corresponding insurer financial strength ratings of the Company and the Company Insurance Subsidiaries. Notwithstanding the foregoing, Sponsor shall not enter into any agreement to consummate any merger, consolidation, acquisition or disposition, if the announcement of such agreement or the consummation of such merger, consolidation, acquisition or disposition would be required to be reported by Sponsor on a Current Report on Form 8-K at any time during the period beginning on the 30th calendar day prior to the date of the Company Special Meeting;

     (d) Sponsor shall not, and shall not permit any Sponsor Subsidiary to, take any action that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code;

     (e) Sponsor shall not, and shall not permit any Sponsor Subsidiary to, take any action that is not explicitly permitted by this Agreement that would reasonably be expected to result in a reduction of the insurer financial strength ratings of the Sponsor Insurance Subsidiaries by any two of S&P, Moody's and Best's below the then current corresponding insurer financial strength ratings of the Company and the Company Insurance Subsidiaries;

     (f) Sponsor shall not issue any capital stock (other than pursuant to employee benefits plan or the exercise of employee stock options) or register any shares of its capital stock for sale, either through a primary or a secondary offering of such shares, unless (x) after giving effect to such issuance or sale and to the issuance of Class A Common Stock in the Merger, Nationwide Corporation will continue to own beneficially at least such number of shares of capital stock as is necessary to exercise a majority of the voting power at any meeting, and in any action by written consent, of the stockholders of Sponsor and (y) the closing of any such issuance or sale shall occur prior to the period beginning on the 30th calendar day prior to the date of the Company Special Meeting.

     (g) Sponsor shall not, and shall not permit Merger Sub or any Sponsor Subsidiary to, agree or commit to do any of the foregoing.

                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

     Section 7.1. Access and Information. The Company and Sponsor shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, plants and personnel and, during such period, each shall furnish as promptly as practicable to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws, and (b) all other information as such other party reasonably may request, provided that neither party shall disclose to the other any competitively sensitive information and no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. The Company and Sponsor agree to schedule and convene meetings of officers, producers and employees at reasonable intervals to discuss Company and Sponsor business developments, status of efforts related to the closing of the Merger and other matters of mutual interest. Each party shall continue to abide by the terms of the two confidentiality agreements between Sponsor and the Company, dated May 8, 2001 and July 10, 2001, (the "Confidentiality Agreements").

     Section 7.2. Acquisition Proposals. The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or agree to or endorse, or take any other action to facilitate any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing contained in this Section 7.2 shall prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal if, (A) the Board of Directors of the Company received the Acquisition Proposal prior to the expiration of 45 days following the date on which a copy of this Agreement is made publicly available, (B) the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary duties under Applicable Law and (C) prior to taking such action, the Company (x) provides reasonable notice to Sponsor to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement having terms no less favorable (in the aggregate and except as to standstill provisions) to the Company, than the terms of the Confidentiality Agreement, dated May 8, 2001, between the Company and Sponsor. Notwithstanding anything in this Agreement to the contrary, the Company shall as promptly as practicable advise Sponsor orally and in writing of the receipt by it (or any of the other entities or persons referred to above) after the date hereof of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person making any such Acquisition Proposal or inquiry. The Company will keep Sponsor fully informed of the status and details of any such Acquisition Proposal or inquiry. The term "Acquisition Proposal" as used herein means any proposal for a merger, consolidation or other business combination involving the Company or any of the Company Material Subsidiaries, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, the Company or any of the Company Material Subsidiaries (provided any transaction permitted under Section 6.1(c) shall not be deemed to be an Acquisition Proposal), any proposal or offer with respect to any recapitalization or restructuring of the Company or any of the Company Material Subsidiaries, or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company or any of the Company Material Subsidiaries, other than the Merger contemplated by this Agreement and the transactions contemplated by the Conversion Term Sheet and the Post-Merger Integration Plan. Immediately after the execution and delivery of this Agreement, the Company will cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal.

     Section 7.3. Fiduciary Duties. The Board of Directors of the Company shall not (a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Sponsor or Merger Sub, the approval or recommendation by such Board of Directors of this Agreement or the Merger, (b) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (c) enter into any agreement with respect to any Acquisition Proposal, unless the Company receives an Acquisition Proposal and (i) the Board of Directors of the Company determines in good faith that such Acquisition Proposal is a Superior Proposal, (ii) the Company provides at least two Business Days' notice to Sponsor of its intention to do so and, if requested by Sponsor, negotiates in good faith with Sponsor regarding any proposed amendments to this Agreement offered by Sponsor during this period, and after taking into account such proposed amendments, the Board of Directors of the Company determines in good faith that such Acquisition Proposal continues to be a Superior Proposal, and (iii) the Company enters into an agreement with respect to such Superior Proposal prior to the expiration of 60 days following the date on which a copy of this Agreement is made publicly available. Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors permitted by this Section 7.3 shall not constitute a breach of this Agreement by the Company. The term "Superior Proposal" as used herein means any bona fide Acquisition Proposal made by any third party that the Company's Board of Directors determines in good faith (x) following consultation with its independent financial advisers, is more favorable to the Company (including consideration of its constituencies and other pertinent factors) than the Merger, (y) has commitments for any necessary financing (or for which, in the good faith judgment of the Company's Board of Directors, following consultation with its independent financial advisers, any necessary financing is reasonably capable of being obtained by such third party), and (z) constitutes a transaction that is reasonably likely to be consummated on the terms set forth in the proposal, taking into account all legal, financial, regulatory and other aspects of the proposal.

     Section 7.4. Filings; Other Action.

     (a) Subject to the terms and conditions herein provided, as promptly as practicable, the Company, Sponsor and Merger Sub shall: (i) make all filings and submissions under the HSR Act and ERISA and all filings required by the insurance regulatory authorities in Pennsylvania, Delaware and any other relevant jurisdiction, and deliver notices and consents to jurisdiction to state insurance departments, each as reasonably may be required to be made in connection with this Agreement and the transactions contemplated hereby, (ii) use reasonable best efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Effective Time from, Government Entities of the United States, the several states or the District of Columbia, the Commonwealth of Puerto Rico and foreign jurisdictions in connection with the execution and delivery of this Agreement and related agreements and the consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations, and (iii) use reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated by this Agreement as soon as practicable. In connection with the foregoing, the Company will provide Sponsor, and Sponsor will provide the Company, with copies of material correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Government Entity or members of their respective staffs, on the other hand, with respect to this Agreement or related agreements and the transactions contemplated hereby or thereby.

     (b) Sponsor will cooperate with the Company with respect to all matters coming before the Department in connection with this Agreement, the Plan of Conversion and the transactions contemplated hereby and thereby.

     Section 7.5. Public Announcements; Public Disclosures; Privacy Laws.

     (a) Until the Effective Time, Sponsor, on the one hand, and the Company, on the other hand, agree that they will not issue any press release or otherwise make any public statement, make any public filing or any submission to any rating agency or respond to any press inquiry in each case with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party (which approval not to be unreasonably withheld), except as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

     (b) As promptly as practicable after the date of this Agreement, Sponsor shall file a copy of this Agreement with the SEC as an exhibit to a Current Report on Form 8-K.

     (c) Each of Sponsor and the Company will use its reasonable best efforts to ensure that the consummation of the Merger and the transactions contemplated by this Agreement and the performance by the parties of their obligations under this Agreement will not result in any breach of (i) any Applicable Law concerning the protection of confidential personal information received from individual policyholders or (ii) the Company Privacy Policy or the privacy policy of Sponsor.

     Section 7.6. Stock Exchange Listing. Sponsor shall (i) as promptly as practicable prepare and submit to the NYSE a listing application covering the Sponsor Shares to be issued in connection with the Merger and this Agreement, and (ii) use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Sponsor Shares on the NYSE, subject to official notice of issuance.

     Section 7.7. Company Indemnification Provisions.

     (a) Sponsor shall cause the Surviving Corporation to maintain the Company's existing indemnification provisions as of the date hereof with respect to and to have it perform in the same manner as the Company's existing indemnification provisions with respect to present and former directors, officers and employees of the Company and all other persons who may presently serve or have served at the Company's request as a director, officer, employee, member, fiduciary, trustee or agent of another corporation, partnership, joint venture trust or other enterprise or association (collectively, the "Indemnified Parties") for all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the extent permitted or required under Applicable Law and the Company's Constituent Documents in effect as of the date of this Agreement (to the extent consistent with Applicable Law), for a period of not less than six years after the Effective Time.

     (b) For a period of six years after the Effective Time, Sponsor shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company ("D&O Insurance") with respect to claims arising from facts or events which occurred before the Effective Time, provided that:

          (i) Sponsor may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous or provide tail coverage for such persons covered by the D&O Insurance which tail coverage shall provide coverage for a period of six years after the Effective Time for acts taken prior to the Effective Time on terms no less favorable than the terms of such current D&O Insurance coverage; and

          (ii) nothing contained herein shall require Sponsor or the Surviving Corporation to incur any annual premium in excess of 250% of the last annual estimated aggregate premium paid prior to the date of this Agreement for all current D&O Insurance policies maintained by the Company, which the Company estimates to be $300,000 (the "Current Premium"), and if such premiums for such insurance would at any time exceed 250% of the Current Premium, then Sponsor shall cause to be maintained policies of insurance which, in Sponsor's good faith determination, provide the maximum coverage available at an annual premium equal to 250% of the Current Premium.

     (c) If Sponsor, Surviving Corporation or any of its or their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Sponsor or Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 7.7.

     (d) The provisions of this Section 7.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     Section 7.8. Comfort Letters.

     (a) Sponsor shall use all reasonable best efforts to cause KPMG LLP, Sponsor's independent auditors, to deliver to the Company a letter dated as of the date of the Information Statement and addressed to the Company, in form and substance reasonably satisfactory to the Company, in connection with the procedures undertaken by them with respect to the financial statements and other financial information of Sponsor contained in the Registration Statement (if any) and the other matters contemplated by AICPA Statement No. 72 and customarily included in comfort letters relating to transactions similar to the Merger.

     (b) The Company shall use all reasonable best efforts to cause PricewaterhouseCoopers, LLP, the Company's independent auditors, to deliver to Sponsor a letter dated as of the date of the Information Statement and addressed to Sponsor, in form and substance reasonably satisfactory to Sponsor, in connection with the procedures undertaken by them with respect to the financial statements and other financial information of the Company and the Company Subsidiaries contained in the Registration Statement (if any) and the other matters contemplated by AICPA Statement No. 72 and customarily included in comfort letters relating to transactions similar to the Merger.

     Section 7.9. Tax Matters. The Company and Sponsor shall each reasonably cooperate in connection with obtaining the opinions of special counsel described in Section 8.2(b) and Section 8.3(b) including providing to special counsel such representations as are reasonably required by special counsel to enable them to render such opinions.

     Section 7.10. Reorganization. The parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code; each party and its affiliates shall use all reasonable best efforts to cause the Merger to so qualify; neither party shall or shall permit any of its affiliates to take any action that would reasonably be expected to cause the Merger not to so qualify; and the parties will take the position for all purposes that the Merger so qualifies.

     Section 7.11. Additional Matters. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable best efforts to obtain all necessary waivers, consents and approvals in connection with the Governmental Requirements and any other third party consents and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Sponsor, Merger Sub and the Company shall take all such necessary action.

     Section 7.12. Continued Listing of Sponsor Common Stock. Sponsor shall use its reasonable best efforts to maintain the listing of the Sponsor Common Stock on the NYSE, and shall timely file all periodic reports required under the Exchange Act.

     Section 7.13. Employee Matters.

     (a) Until the Transition Date, Sponsor or the Surviving Corporation shall provide each Employee continuously employed by Sponsor, Surviving Corporation or the Company Subsidiaries since the Effective Time and each former employee of the Company or any of the Company Subsidiaries entitled as of the Effective Time to receive continued compensation and/or benefits, for so long as they are entitled thereto, with not less than the same basic compensation (including base salary, wages or commission rates) and annual short term incentive opportunity, to the extent applicable, as in effect immediately before the Effective Time. Notwithstanding the preceding sentence, nothing in this Agreement shall be construed as limiting in any way the right of the Sponsor, Surviving Corporation or the Company Subsidiaries to terminate the employment of any Employee at any time after the Effective Time.

     (b) Until the Transition Date, Employees who were entitled to long-term incentive opportunities immediately prior to the Effective Time and who have been continuously employed by Sponsor, Surviving Corporation or the Company Subsidiaries since the Effective Time, shall be entitled to receive long-term incentive opportunities under equity-based or other long-term incentive programs maintained by the Surviving Corporation or the Sponsor which are not less than the long-term incentive opportunities to which such Employees were entitled immediately prior to the Effective Time.

     (c) Sponsor shall recognize, or cause to be recognized, for all purposes (other than the accrual of benefits) under any employee benefit plan, program or arrangement of Sponsor or the Surviving Corporation as in effect from time to time, the service and earnings with the Company or any Company Subsidiary of each Employee who has been continuously employed by a Sponsor Affiliate since the Effective Time to the same extent recognized under any comparable plan or program maintained by the Company or the Company Subsidiaries immediately prior to the Effective Time.

     (d) On or before the Effective Time, the Company may amend the Plans as contemplated by Section 7.13 of the Company Disclosure Schedule. From and after the Closing Date, Sponsor shall cause such Plans to provide the applicable benefits to the current or former employees of the Company, as the case may be, for the time periods so specified in Section 7.13 of the Company Disclosure Schedule.

     (e) For a period of at least eighteen months following the Effective Time, any Employee who has been continuously employed by a Sponsor Affiliate since the Effective Time whose employment is involuntarily terminated (including any termination of employment following a reduction in compensation or benefits or a requested relocation to more than 25 miles from such employee's current principal office (other than a transfer to or from the Company's current offices in Berwyn, Pennsylvania or Newark, Delaware)) shall be entitled to severance benefits equal to the greater of (i) the severance benefits payable under the severance plan of the Sponsor for similarly situated employees of the Sponsor or
(ii) three weeks pay per year of service, with a minimum of three months pay and a maximum of one year, together with outplacement and career counseling through the applicable severance period. In addition, the Sponsor or Surviving Corporation shall also pay a portion of the monthly cost, if any, of continuation coverage described in Section 602 of ERISA, equal to the monthly contribution of the Sponsor or Surviving Corporation, or any of their subsidiaries or affiliates, for health care coverage for such Employee immediately prior to the termination of such Employee's employment. Such payments shall continue for a period equal to the lesser of (i) the period for which severance pay is due, or (ii) the period for which such Employee elects to receive and qualifies for such continuation coverage. The Employee shall be responsible for paying any remaining cost of such continuation coverage, including the full cost of such coverage for any remaining period for which coverage is available after the severance payments terminate. In no event will any severance benefit be paid for any termination where such termination is the result in whole or in part of any disciplinary action with respect to the Employee, a violation of company policy by the Employee, or other issue related to the job performance of the Employee.

     (f) From and after the Effective Time, each Employee who has been continuously employed by a Sponsor Affiliate since the Effective Time shall be entitled to the same number of vacation days and holidays per year as such Employee was entitled to under the policies of the Company or Company Subsidiaries in effect immediately prior to the execution of this Agreement until such time as such Employee would be entitled to a higher number of vacation days and holidays under the policies of Sponsor and Surviving Corporation as in effect from time to time following the Effective Time.

     Section 7.14. Undertakings to the Insurance Commissioner. Sponsor shall undertake in writing to the Insurance Commissioner, in connection with the request for approval of the Insurance Commissioner of the Plan of Conversion and the Merger, to perform its obligations under Section 7.13.

     Section 7.15. Approval of New Fund Contracts. Sponsor and the Company recognize that the transaction contemplated by this Agreement shall constitute an assignment and termination of the Client Contracts and the Underwriting Agreements under the terms thereof and the Investment Company Act. Sponsor and the Company agree to use all their reasonable best efforts to cooperate in obtaining such authorizations and approvals of the Board of Directors or Trustee of the Market Street Fund (including any separate approvals of disinterested directors or trustees) and the shareholders thereof, as may be reasonably required by the Investment Company Act for new contracts (the "Fund Approvals"). Sponsor agrees to provide the Company such information, for provision to the Board of Directors or Trustee of the Market Street Fund or for inclusion in a proxy statement to the shareholders thereof, as may reasonably be required.

     Section 7.16. Non-Fund Consents. As promptly as practicable after execution of this Agreement, the Company or a Company Adviser Subsidiary shall cause all Non-Fund Clients, and any Non-Fund Client in respect of all Client Contracts entered into by the Company or a Company Adviser Subsidiary between the date of this Agreement and the Closing Date ("New Clients"), to be informed of the transactions contemplated by this Agreement. In addition, the Company or a Company Adviser Subsidiary shall request from all Non-Fund Clients, including all existing clients and New Clients, a signed written consent to the transaction contemplated by this Agreement in such form as may be reasonably satisfactory to Sponsor ("Affirmative Consent"). The Company or a Company Adviser Subsidiary may seek the consent of a Non-Fund Client in the form of an implied consent ("Negative Consent") by sending a notice and request-for-consent letter to each relevant client not later than 60 days prior to the Closing in such form as may be reasonably satisfactory to Sponsor. The Company shall (i) use reasonable best efforts to keep Sponsor informed of the status of obtaining Affirmative Consents and Negative Consents and (ii) deliver to Sponsor prior to the Closing copies of all Affirmative Consents and make available for inspection the originals of such Affirmative Consents prior to the Closing.

     Section 7.17. Information in Registered Fund Proxy Materials. The Company will use its reasonable best efforts to ensure that each of the proxy solicitation materials to be distributed to the shareholders of the Market Street Fund in connection with the approvals required under the Investment Company Act as described in Section 7.15 will provide all information necessary in order to make the disclosure of information therein satisfy the requirements of Section 14 of the Exchange Act, Section 20 of the Investment Company Act and the rules and regulations thereunder, and that such materials (except to the extent supplied by Sponsor or any of its officers) will be complete in all material respects and will not contain (at the time such materials or information are distributed, filed or provided, as the case may be and at the time of the applicable shareholder vote or action, including any supplement thereto) any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading or necessary to correct any statement or any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

                                  ARTICLE VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated;

     (b) no statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any federal or state court or Government Entity having jurisdiction which prohibits, restrains or enjoins consummation of the Merger;

     (c) each of the Company and Sponsor shall have obtained the third party consents and approvals (other than consents and approvals required by Governmental Requirements) listed in Section 4.5 of the Sponsor Disclosure Letter or in Section 5.4 of the Company Disclosure Letter and, in each case, indicated therein as being a condition to the Closing;

     (d) each of the Company and Sponsor shall have made such filings, and obtained such permits, authorizations, consents, or approvals (including the consent of the Insurance Commissioner approving the Merger and the Plan of Conversion under Pennsylvania law), required by Governmental Requirements to consummate the transactions contemplated hereby, and the appropriate forms shall have been executed, filed and approved as required by the corporate and insurance laws and regulations of the applicable jurisdictions, including Pennsylvania and Delaware; which permits, authorizations, consents, and approvals may be subject only to (i) conditions customarily imposed by insurance regulatory authorities in transactions of the type contemplated by this Agreement, (ii) conditions with respect to the Plan of Conversion that, unless approved in writing by Sponsor in accordance with and if required by Section 2.1(a), do not impose terms that are materially inconsistent with any material term contained in the Conversion Term Sheet in a manner that adversely affects the economic value to Sponsor of the Merger, or would not reasonably be expected to have a Company Material Adverse Effect, and (iii) other conditions that would not reasonably be expected to have a Company Material Adverse Effect or a Sponsor Material Adverse Effect (after giving effect to the consummation of the Merger);

     (e) the Plan of Conversion and the Articles Amendments shall have been approved and adopted by the requisite vote of the Members in accordance with Applicable Law;

     (f) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; provided, that the conditions set forth in this Section 8.1(f) shall be deemed waived by all parties hereto upon receipt by Sponsor of the No-Action Letter;

     (g) the Sponsor Common Stock issuable to the Company's Eligible Policyholders pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance thereof; and

     (h) each of the conditions set forth in the Plan of Conversion shall have been satisfied or waived.

     Section 8.2. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following additional conditions:

     (a) each of Sponsor and Merger Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time; the representations and warranties of Sponsor and Merger Sub contained in this Agreement shall be true and correct in all respects (but without regard to any qualifications as to materiality or Sponsor Material Adverse Effect contained in any specific representation or warranty) as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and (iii) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Sponsor Material Adverse Effect; and the Company shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of Sponsor as to the satisfaction of this condition; and

     (b) the Company shall have received an opinion from Debevoise & Plimpton, special counsel to the Company, dated the Effective Time, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion which are consistent with the stated facts existing at the Effective Time, (A) either (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, or (ii) if, pursuant to Section 2.1(d), a different structure is used to consummate the acquisition of the Company by the Sponsor, Eligible Policyholders receiving solely common stock of the Sponsor (or any corporation specifically formed for the purpose of consummating the acquisition) will not recognize gain or loss for federal income tax purposes as a result of the consummation of the acquisition and (B) the crediting of Policy Credits pursuant to the Conversion and the Merger will not, with respect to any Tax Advantaged Policy issued by the Company before the Effective Time, constitute a distribution from, or a contribution to, such policy for federal income tax purposes that would adversely affect the tax-favored status accorded such policy under the Code or result in penalties or any other material adverse federal income tax consequence to the holders of such policy under the Code; provided that the condition contained in this Section 8.2(b)(B) may only be waived by both the Company and Sponsor.

     Section 8.3. Conditions to Obligations of Sponsor and Merger Sub to Effect the Merger. The obligations of Sponsor and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver by Sponsor and Merger Sub at or prior to the Effective Time of the following additional conditions:

     (a) the Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time; the representations and warranties of the Company contained in this agreement shall be true and correct in all respects (but without regard to any qualifications as to materiality or Company Material Adverse Effect contained in any specific representation or warranty) as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and (iii) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Company Material Adverse Effect; and Sponsor and Merger Sub shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company as to the satisfaction of this condition;

     (b) Sponsor shall have received an opinion from Leboeuf, Lamb, Greene & MacRae, L.L.P., special counsel to Sponsor, dated the Effective Time, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion which are consistent with the stated facts existing at the Effective Time, either (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, or (ii) if, pursuant to Section 2.1(d), a different structure is used to consummate the acquisition of the Company by the Sponsor, Eligible Policyholders receiving solely common stock of the Sponsor (or any corporation specifically formed for the purpose of consummating the acquisition) will not recognize gain or loss for federal income tax purposes as a result of the consummation of the acquisition; and

     (c) The Company shall have obtained the Fund Approvals and any shareholder approvals, other approvals or consents contemplated by Section 7.15 shall have been received, and shall be in full force and effect, from the Market Street Fund.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

     Section 9.1. Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written agreement of Sponsor and the Company.

     Section 9.2. Termination by Either Sponsor or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Sponsor or the Company if:

     (a) the Plan of Conversion, this Agreement and the Merger shall fail to receive the requisite approval of the appropriate Government Entities, or the Plan of Conversion and the Articles Amendments shall fail to receive the requisite vote for approval and adoption by the Members;

     (b) the Merger shall not have been consummated before December 31, 2002; provided that the party seeking to terminate this Agreement pursuant to this
Section 9.2(b) shall not have failed to perform the covenants, agreements and conditions to be performed by it which has been the cause of, or resulted in, the failure of the Effective Time to occur by such date;

     (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 9.1 shall have used all reasonable best efforts to remove such injunction, order or decree; or

     (d) there shall have been a material breach by the other parties of any of its representations, warranties, covenants or agreements contained in this Agreement, which if not cured would cause the conditions set forth in Section 8.2(a) or Section 8.3(a), as the case may be, not to be satisfied, and such breach is incapable of being cured or shall not have been cured within 45 days after written notice thereof shall have been received by the party alleged to be in breach, provided, that the party seeking to terminate this Agreement pursuant to this Section 9.2(d) shall not have taken any action that would cause it to be in material violation of any of its representations, warranties or covenants set forth in this Agreement.

     Section 9.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company if:

     (a) the Company exercises its right pursuant to Section 7.3 to enter into an agreement with respect to a Superior Proposal; provided that in order for a termination pursuant to this Section 9.3(a) to be effective, the Company shall have complied with all the provisions of Section 7.3, including the notice provisions therein, and shall have paid the Termination Fee pursuant to Section 9.6;

     (b) any two of S&P, Moody's and Best's shall have reduced their insurer financial strength ratings of the Sponsor Insurance Subsidiaries domiciled in the United States to below the then current corresponding insurer financial strength ratings of the Company and the Company Insurance Subsidiaries; or

     (c) the Sponsor Stock Price Quotient is less than 85% of the Index Group Price Quotient and the Sponsor Final Stock Price is less than 75% of the Sponsor Initial Stock Price.

     Section 9.4. Termination by Sponsor. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Sponsor, if the Board of Directors of the Company shall have taken or resolved to take any of the actions specified in clauses
(a), (b) or (c) of Section 7.3, whether or not in compliance with the terms of
Section 7.3.

     Section 9.5. Effect of Termination and Abandonment. In the event of termination of the Agreement and the abandonment of the Merger pursuant to this
Article IX, written notice thereof shall as promptly as practicable be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:
(a) there shall be no liability or obligation on the part of Sponsor, the Sponsor Subsidiaries, the Company or the Company Subsidiaries or their respective officers and directors, and all obligations of the parties shall terminate, except for (i) the obligations of the parties pursuant to this
Section 9.5, Section 9.6 and the provisions of Section 4.18, Section 5.18,
Section 7.2, Section 7.5, and Article X, (ii) the obligations of the parties set forth in the Confidentiality Agreement referred to in Section 7.1, and (iii) any liabilities for any breach by the parties of the terms and conditions of this Agreement; and (b) all filings, applications and other submissions made pursuant to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the agency or person to which made.

     Section 9.6. Termination Fee. Notwithstanding any provision in this Agreement to the contrary, if:

     (a) this Agreement is terminated by the Company pursuant to Section 9.3(a);

     (b) this Agreement is terminated by Sponsor pursuant to Section 9.4; or

     (c) (i) prior to the termination of this Agreement, an Acquisition Proposal is publicly proposed or publicly disclosed, (ii) this Agreement is terminated by Sponsor or the Company pursuant to Section 9.2(a) or Section 9.2(b) and (iii) concurrently with or within 18 months after the date of such termination, the Company shall have entered into an agreement with any Person (other than Sponsor) with respect to, and consummated, an Acquisition Proposal, then, in each case, the Company shall pay to Sponsor, by wire transfer of immediately available funds, a fee in cash (the "Termination Fee") equal to $55 million. Payment of the Termination Fee shall be made simultaneously with such termination in the case of a termination by the Company pursuant to Section 9.3(a) and promptly, but in no event later than the fifth Business Day following a termination by Sponsor pursuant to Section 9.4 and, in the case of Section 9.6(c), upon the consummation of any Acquisition Proposal.

                                   ARTICLE X

                               GENERAL PROVISIONS

     Section 10.1. Survival of Representations, Warranties and Agreements. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement, shall survive beyond the Effective Time except for
Section 4.23 and Section 5.32 and as otherwise set forth in Section 9.6. This
Section 10.1 shall not limit any covenant or agreement set forth in this Agreement, which covenants and agreements shall survive the Effective Time.

     Section 10.2. Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

         (a)    If to Sponsor or Merger Sub, to:

                Nationwide Financial Services, Inc.
                One Nationwide Plaza
                Columbus, Ohio  43215
                Telecopy:   (614) 249-7254
                Telephone:  (614) 249-7683
                Attention:  Roger Craig
                            Associate Vice President - Associate General Counsel

                With a copy to:

                Blank Rome Comisky & McCauley LLP
                One Logan Square
                Philadelphia, PA  19103
                Telecopy:   (215) 569-5555
                Telephone:  (215) 569-5514
                Attention:  Barry H. Genkin

                and

                LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                125 West 55th Street
                New York, NY  10019
                Telecopy:   (212) 424-8500
                Telephone:  (212) 428-8000
                Attention:  Michael Groll

         (b)    If to the Company, to:

                Provident Mutual Life Insurance Company
                1000 Chesterbrook Boulevard
                Berwyn, PA 19312-1181
                Telecopy:   (610) 407-1600
                Telephone:  (610) 889-1717
                Attention:  Robert W. Kloss
                            President and Chief Executive Officer

                with a copy to:

                Debevoise & Plimpton
                919 Third Avenue
                New York, NY  10022
                Telecopy:   (212) 909-6836
                Telephone:  (212) 909-6000
                Attention:  Wolcott B. Dunham, Jr. &
                            Paul S. Bird

     Section 10.3 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 10.4 Entire Agreement; Assignment. This Agreement (including the Exhibits, Company Disclosure Letter, Sponsor Disclosure Letter, Post-Merger Integration Plan and other documents and instruments referred to herein), the Voting Agreement and the Conversion Term Sheet and, when duly approved and adopted by all requisite parties, the Plan of Conversion constitute the entire agreement and supersedes all other prior agreements and understandings (other than those contained in the Confidentiality Agreements, which are hereby incorporated by reference herein), both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties hereto. This Agreement shall not be assigned by operation of law or otherwise, except that Merger Sub may assign all of its rights and obligations hereunder to any direct wholly-owned subsidiary of Sponsor which shall then be substituted for Merger Sub for all purposes hereof; provided, however, that no such assignment shall be made if such assignment would have a Company Material Adverse Effect or a material adverse effect on the Company's Members or adversely affect the likelihood that the transaction contemplated hereby would be consummated.

     Section 10.5 Governing Law; Consent to Jurisdiction.

     (a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     (b) By execution and delivery of this Agreement, each of the parties hereto accepts and consents to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania sitting in the County of Chester and the federal courts sitting in the Eastern District of Pennsylvania, for itself and in respect of its property, and waives in respect of both itself and its property any defense it may have as to or based on sovereign immunity, jurisdiction, improper venue or inconvenient forum. Each of the parties hereto irrevocably consents to the service of any process or other papers by the use of any of the methods and to the addresses set for the giving of notices pursuant to this Agreement. Nothing herein shall affect the right of any party hereto to serve such process or papers in any other manner permitted by law.

     Section 10.6 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Plan of Conversion and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

     Section 10.7 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 10.8 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     Section 10.9 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by all of the other parties hereto.

     Section 10.10 Severability; Validity; Parties in Interest. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Except as provided in Section 7.7, nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 10.11 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Section 10.12 Definitions. -----------

     (a) Terms Generally. The words "hereby", "herein", "hereof", "hereunder" and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto and Disclosure Letters delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits, Schedules and Disclosure Letters shall be deemed references to Sections of, and Exhibits and Schedules to, and Disclosure Letters with this Agreement unless the context shall otherwise require. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The definitions given for terms in this Section 10.12 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to "dollars" or "$" shall be deemed references to the lawful money of the United States of America.

     (b) Certain Terms. Whenever used in this Agreement (including in the Schedules and Disclosure Letters), the following terms shall have the respective meanings given to them below or in the Sections indicated below:

          Applicable Law: any applicable order, law, regulation, rule, ordinance, order, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity applicable to the parties hereto, or any of their respective Subsidiaries, properties or assets as the case may be.

          Best Knowledge of the Company: the actual knowledge of any executive officer or lawyer in the Office of General Counsel of the Company.

          Best Knowledge of Sponsor: the actual knowledge of any executive officer or lawyer in the Office of General Counsel of Sponsor.

          Business Day: any day other than a Saturday, Sunday or a day on which banking institutions in Pennsylvania are permitted or obligated by law to be closed for regular banking business.

          Closed Block: the closed block for participating policies and contracts established pursuant to the Plan of Conversion.

          Company Material Adverse Effect: a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole.

          Constituent Documents: with respect to any entity, the Certificate or Articles of Incorporation and Bylaws of such entity, or any similar charter or other organizational documents of such entity.

          Eligible Policyholder : each Person eligible under the Plan of Conversion to receive consideration in exchange for Membership Interests.

          Employee: an individual who was a home office or field service employee of the Company or Company Subsidiary immediately prior to the Effective Time.

          Encumbrance: any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title retention agreement, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, lien with respect to Taxes, charge or other restrictions or limitations of any nature whatsoever, including such Encumbrances as may arise under any written or oral contract, agreement, instrument, obligation, offer, commitment, arrangement or understanding.

          IRS: Internal Revenue Service.

          Index Group: Allmerica Financial Corporation; AFLAC Inc.; Jefferson Pilot Corporation; John Hancock Financial Services, Inc.; Lincoln National Corporation; MetLife Inc.; Protective Life Corporation; and T. Rowe Price Associates, the common stock of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Closing Date, an announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date. In the event that the common stock of any such company within the Index Group ceases to be publicly traded or any such announcement is made with respect to any such transaction, such company shall be eliminated from the Index Group, and the Index Group Price Quotient shall be calculated as if such company was not in the Index Group for all relevant periods.

          Index Group Price Quotient: the quotient obtained by dividing (x) the market capitalization weighted average trading price of the companies in the Index Group for 15 consecutive Trading Days ending on the fifth Trading Day immediately preceding the Closing Date by (y) the market capitalization weighted average trading price of the companies in the Index Group for the 15 consecutive Trading Days ending on the Trading Day immediately preceding the date of this Agreement.

          Mandatory Cash Policy: a policy held by an Eligible Policyholder; (i) whose address for mailing purposes as shown on the Company's records is an address at which mail is undeliverable or deemed to be undeliverable; (ii) with respect to whom the Company and the Sponsor determine in good faith that it is not reasonably feasible or appropriate to provide Company Shares; or (iii) whose address for mailing purposes as shown on the Company's records is located outside the States of the United States of America. Notwithstanding the foregoing, a Tax Advantaged Policy is not a Mandatory Cash Policy.

          Member: a Person who, in accordance with the records of the Company, the Company's Constituent Documents, and Applicable Law is a member of the Company.

          Membership Interests: membership interests in the Company, including all Rights in Surplus in the Company.

          NASD: National Association of Securities Dealers, Inc.

          Permitted Encumbrances: (i) Encumbrances reflected in the Company Financial Statements or in the Company Disclosure Letter, (ii) Encumbrances under the Credit Facility Agreement, dated September 16, 1996 among the Company, PNC Bank, Corestates Bank and Fleet National Bank, (iii) Encumbrances for Taxes (x) not yet due and payable, or (y) which are being contested in good faith by appropriate proceedings, (iv) Encumbrances for warehousemen, mechanics and materialmen and other similar statutory Encumbrances incurred in the ordinary course of business and (v) Encumbrances that do not materially interfere with the current use of the assets of the business conducted by the Company and the Company Subsidiaries taken as a whole.

          Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, Government Entity or other entity.

          Policy Credits: consideration to be paid in the form of an adjustment of policy values for certain policies under the Plan of Conversion.

          Rights in Surplus: rights of Members to a return of that portion of the surplus that has not been apportioned or declared by the Board of Directors of the Company for policyholder dividends. Rights in Surplus includes rights of Members to a distribution of surplus in liquidation or conservation of the Company. Rights in Surplus does not include any right expressly conferred solely by the terms of an insurance policy.

          Sponsor Affiliate: the Sponsor, Surviving Corporation, or any of their subsidiaries and affiliates.

          Sponsor Common Stock: the Class A common stock, par value $.01 per share, of Sponsor.

          Sponsor Class B Common Stock: the Class B common stock, par value $.01 per share, of Sponsor.

          Sponsor Material Adverse Effect: a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Sponsor, Merger Sub and the Sponsor Subsidiaries, taken as a whole.

          Sponsor Stock Price Quotient: the quotient obtained by dividing (a) the Sponsor Final Stock Price by (b) the Sponsor Initial Stock Price.

          Starting Date: the fifteenth Trading Day immediately preceding the date of this Agreement.

          subsidiary: with respect to any Person, any entity, whether a corporation, limited liability company, partnership or otherwise, of which such person controls at least a majority of the voting power.

          Successor Employer: any employer which acquires assets, stock or operations from any Sponsor Affiliate, either directly or indirectly, and continues the existing operations in whole or in part.

          Total Consideration Value: the sum of (i) the amount of cash and Policy Credits paid by the Company or Sponsor in respect of Issued Company Shares or Membership Interests in connection with the transactions contemplated by this Agreement, and (ii) the value as of the Closing Date of the Sponsor Shares issued by the Sponsor in respect of the Issued Company Shares in connection with the transactions contemplated by this Agreement (as determined under federal income tax principles).

          Trading Day: any day on which the NYSE is open for trading.

          Transition Date: the last day of the calendar year which includes the first anniversary of the Closing Date, but not later than December 31, 2003.

          U.S. GAAP: United States generally accepted accounting principles.

     (c) Additional Terms. The following terms are defined in the corresponding Sections of this Agreement:

Term                                                       Section Reference
----                                                       -----------------
Acquisition Proposal                                       Section 7.2
Affirmative Consent                                        Section 7.16
Aggregate Allocable Company Shares                         Section 3.1
Aggregate Issued Company Shares                            Section 3.2
Agreement                                                  Recitals
Amended Articles of Incorporation                          Section 1.1
Articles Amendments                                        Section 2.2(b)
Applicable Law                                             Section 10.12(b)
Best Knowledge of the Company                              Section 10.12(b)
Best Knowledge of Sponsor                                  Section 10.12(b)
Best's                                                     Section 4.20
Business Day                                               Section 10.12(b)
Cash Consideration                                         Section 3.4(a)
Cash Election                                              Section 3.5
Client Contract                                            Section 5.27
Closed Block                                               Section 10.12(b)
Closed Block Funding Deficit                               Section 3.1(b)
Closing                                                    Section 1.2
Closing Date                                               Section 1.2
Code                                                       Recitals
Company                                                    First Paragraph
Company Annual Statutory Statements                        Section 5.6
Company Contract                                           Section 5.24(a)
Company Disclosure Letter                                  Article V
Company Financial Statements                               Section 5.5(b)
Company Insurance Contracts                                Section 5.12(a)
Company Insurance Subsidiary                               Section 5.2(b)
Company Investments                                        Section 5.15(a)
Company Material Adverse Effect                            Section 10.12(b)
Company Material Subsidiary                                Section 5.2(a)
Company Quarterly Statutory Statements                     Section 5.6
Company Privacy Policy                                     Section 5.31
Company Share                                              Section 3.1(c)
Company Share Certificate                                  Section 3.2(c)
Company Special Meeting                                    Section 2.3
Company Statutory Financial Statements                     Section 5.6
Company Subsidiary                                         Section 5.2(a)
Confidentiality Agreements                                 Section 7.1
Constituent Documents                                      Section 10.12(b)
Conversion                                                 Recitals
Conversion Agent                                           Section 3.7(a)
Conversion Statute                                         Section 2.1(a)
Conversion Term Sheet                                      Section 2.1(a)
Current Premiums                                           Section 7.7(b)
Department                                                 Section 2.2(b)
D&O Insurance                                              Section 7.7(b)
Effective Time                                             Section 1.3
Election Deadline                                          Section 3.5(a)
Election Form                                              Section 3.5
Eligible Policyholder                                      Section 10.12(b)
Eligible Shareholder                                       Section 3.2(c)
Employee                                                   Section 10.12(b)
Environmental Laws                                         Section 5.25
Encumbrance                                                Section 10.12(b)
ERISA                                                      Section 4.5(a)
ERISA Affiliate                                            Section 5.19(a)
Exchange Act                                               Section 4.5(a)
Final Aggregate Consideration                              Section 3.1(a)
Forms                                                      Section 5.12(a)
Fund Approvals                                             Section 7.15
Government Entity                                          Section 4.5(a)
Governmental Requirements                                  Section 4.5(a)
Hearing Date                                               Section 6.2(b)
HSR Act                                                    Section 4.5(a)
Indemnified Parties                                        Section 7.7(a)
Index Group                                                Section 10.12(b)
Index Group Price Quotient                                 Section 10.12(b)
Information Statement                                      Section 2.2(b)
Initial Aggregate Consideration                            Section 3.1(a)
Insurance Code                                             Recitals
Insurance Commissioner                                     Section 2.1(a)
Intellectual Property                                      Section 5.21(d)
IRS                                                        Section 10.12(b)
Investment Advisers Act                                    Section 4.5(a)
Investment Company Act                                     Section 4.5(a)
Issued Company Share                                       Section 3.2(c)
Mandatory Cash Policy                                      Section 10.12(b)
Member                                                     Section 10.12(b)
Membership Interest                                        Section 10.12(b)
Merger                                                     Recitals
Merger Consideration                                       Section 3.4(a)
Merger Sub                                                 First Paragraph
Milliman Analysis                                          Section 3.1(b)
Moody's                                                    Section 3.7(d)
NASD                                                       Section 10.12(b)
Nationwide Corporation                                     Recitals
Nationwide Mutual                                          Recitals
Nationwide Mutual Consent                                  Recitals
Negative Consent                                           Section 7.16
New Clients                                                Section 7.16
No-Action Letter                                           Section 2.2(a)
Non-Fund Clients                                           Section 5.27
NYSE                                                       Section 4.5(a)
PBCL                                                       Section 1.1
Pennsylvania Filings                                       Section 1.3
Pennsylvania Statutory Accounting Practices                Section 3.1(b)
Person                                                     Section 10.12(b)
Plan of Conversion                                         Recitals
Plans                                                      Section 5.19(a)
Policy Credit                                              Section 10.12(b)
Post-Merger Integration Plan                               Section 4.16
Registered Fund                                            Section 5.27
Registration Statement                                     Section 2.2(c)
Rights in Surplus                                          Section 10.12(b)
S&P                                                        Section 3.7(d)
SEC                                                        Section 2.2(a)
Securities Act                                             Section 2.2(a)
Sponsor                                                    First Paragraph
Sponsor Affiliate                                          Section 10.12(b)
Sponsor Annual Statutory Statements                        Section 4.7
Sponsor Common Stock                                       Section 10.12(b)
Sponsor Class B Common Stock                               Section 10.12(b)
Sponsor Disclosure Letter                                  Article IV
Sponsor Final Stock Price                                  Section 3.1(c)
Sponsor Financial Statements                               Section 4.6(b)
Sponsor Information Statement                              Section 2.4
Sponsor Initial Stock Price                                Section 3.1(c)
Sponsor Insurance Subsidiary                               Section 4.3(c)
Sponsor Material Adverse Effect                            Section 10.12(b)
Sponsor Material Subsidiary                                Section 4.3(b)
Sponsor Plans                                              Section 4.19(a)
Sponsor Quarterly Statutory Statements                     Section 4.7
Sponsor SEC Filings                                        Section 4.9
Sponsor Shares                                             Section 2.2(b)
Sponsor Statutory Financial Statements                     Section 4.7
Sponsor Stock Price Quotient                               Section 10.12(b)
Sponsor Stockholder Consent                                Section 2.4
Sponsor Subsidiary                                         Section 4.3(b)
Starting Date                                              Section 10.12(b)
State Statutory Accounting Practices                       Section 4.7
Successor Employer                                         Section 10.12(b)
Suitable Replacement Employment                            Section 10.12(b)
subsidiary                                                 Section 10.12(b)
Superior Proposal                                          Section 7.3
Surviving Corporation                                      Section 1.1
Tax                                                        Section 4.12(e)
Tax Advantaged Policies                                    Section 3.2(b)
Tax Return                                                 Section 4.12(e)
Termination Fee                                            Section 9.6
Termination Notice                                         Section 9.3(c)
Termination Date                                           Section 10.12(b)
Total Consideration Value                                  Section 10.12(b)
Trading Days                                               Section 10.12(b)
Underwriting Agreement                                     Section 5.29
U.S. GAAP                                                  Section 10.12(b)
Voting Agreement                                           Recitals

     IN WITNESS WHEREOF, each of Sponsor, Merger Sub, and the Company has caused this Agreement to be executed as of the date first above written.

                                         NATIONWIDE FINANCIAL SERVICES, INC.



                                         By: /s/ Robert A. Oakley
                                         Name: Robert A. Oakley
                                         Title: Executive V.P. - CFO


                                         EAGLE ACQUISITION CORPORATION



                                         By: /s/ David A. Jacoby
                                         Name: David A. Jacoby
                                         Title: President


                                         PROVIDENT MUTUAL INSURANCE COMPANY



                                         By:/s/ Robert W. Kloss
                                         Name: Robert W. Kloss
                                         Title: Chief Executive Officer

                                                                       EXHIBIT A

                                     CONSENT


     In accordance with the requirements of Section 3.1 of the Intercompany Agreement among Nationwide Financial Services, Inc. ("NFS"), Nationwide Mutual Insurance Company ("Nationwide") and Nationwide Corporation, dated as of March 10, 1997, Nationwide hereby consents to the execution and delivery by NFS of the Agreement and Plan of Merger by and among NFS, Eagle Acquisition Corporation and Provident Mutual Life Insurance Company dated as of August 7, 2001 and the consummation of the transactions contemplated thereby.


                                NATIONWIDE MUTUAL INSURANCE COMPANY


                                By: /s/ Robert A. Oakley
                                    ---------------------------
                                    Name: Robert A. Oakley
                                    Title: Executive V.P. - CFO



Dated:   August 7, 2001

                                                                       EXHIBIT B


                                VOTING AGREEMENT

     VOTING AGREEMENT dated as of August 7, 2001 (this "Agreement") between NATIONWIDE CORPORATION, an Ohio corporation ("Stockholder"), and PROVIDENT MUTUAL LIFE INSURANCE COMPANY, a Pennsylvania mutual insurance company (the "Company").

     WHEREAS, concurrently with the execution and delivery of this Agreement, Nationwide Financial Services, Inc., a Delaware corporation ("NFS"), Eagle Acquisition Corporation, a Pennsylvania corporation and wholly-owned subsidiary of NFS ("Merger Sub"), and the Company have entered into an Agreement and Plan of Merger dated as of August 7, 2001 (the "Merger Agreement"), providing for, among other things, the merger of Merger Sub with and into the Company (the "Merger") pursuant to the terms and conditions of the Merger Agreement, and setting forth certain representations, warranties, covenants and agreements of the parties thereto in connection with the Merger; and

     WHEREAS, as an inducement and an essential condition to the Company entering into the Merger Agreement, Stockholder has agreed to enter into this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     1. Representations and Warranties of Stockholder. Stockholder represents and warrants to the Company that, as of the date hereof:

          (a) Stockholder beneficially owns 104,745,000 shares of Class B Common Stock of NFS, par value $.01 per share (the "Shares"), representing a majority of the voting power of NFS;

          (b) Stockholder has the right, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement;

(c) This Agreement has been duly executed and delivered by Stockholder and constitutes a valid and legally binding agreement of Stockholder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

          (d) The execution, delivery and performance by Stockholder of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any provision of its certificate or articles of incorporation or by-laws or similar organizational documents, or any of the terms of any contract, indenture, instrument, commitment or other obligation to which Stockholder is a party or by which Stockholder is bound; (ii) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to Stockholder or any of the properties or assets of Stockholder; (iii) require the consent of any governmental authority having jurisdiction over Stockholder, or (iv) result in the creation of, or impose any obligation on Stockholder to create, any pledge, lien, proxy, claim, charge, security interest, preemptive right or other encumbrance of any nature whatsoever (collectively, "Encumbrances") upon the Shares; and

          (e) Any Shares held by Stockholder, or by a nominee or custodian for the account of Stockholder, during the term of this Agreement will at all times be free and clear of all Encumbrances with respect to the ownership, transfer or voting of the Shares, except for Encumbrances created pursuant to secured lending arrangements in the ordinary course which do not alter the ability of Stockholder to comply with the provisions of this Agreement (the "Secured Lending Arrangement"); and there are no outstanding options, warrants or rights to purchase or acquire, or other agreements relating to, the Shares other than this Agreement and the Intercompany Agreement, dated as of March 10, 1997, among NFS, Nationwide Mutual Insurance Company, an Ohio mutual company ("Parent") and Stockholder (the "Intercompany Agreement"). Other than the consent required from Parent under Section 3.1 of the Intercompany Agreement (a complete and correct copy of which as executed by Parent has been delivered to the Company), no consent, waiver or approval is required to be obtained from any party to the Intercompany Agreement in connection with the execution and delivery of the Merger Agreement, the Merger and the consummation of the transactions contemplated by the Merger Agreement.

     2. Stockholder Agreement to Vote Shares. At any meeting of the stockholders of NFS at which the issuance of Class A Common Stock, par value $0.01 per share, of NFS in connection with the Merger is considered and at every adjournment thereof, and in any other action by written consent of the stockholders of NFS, Stockholder agrees to vote the Shares held by it and any New Shares (as defined in Section 3 hereof) acquired by it or any entity under its control, (a) in favor of adoption and approval of the issuance of Class A Common Stock, par value $.01 per share, of NFS in connection with the Merger and (b) against any action or proposal that would compete with or could serve to materially interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Stockholder also agrees to use its reasonable best efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement. Stockholder agrees not to enter into any agreement, arrangement or understanding with any Person the effect of which would be inconsistent with or violate the provisions and agreements of this Section 2.

     3. Additional Purchases. Stockholder agrees that in the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of NFS on, of or affecting the Shares, (ii) Stockholder purchases or otherwise acquires beneficial ownership of any shares of capital stock of NFS after the execution of this Agreement, or (iii) Stockholder voluntarily acquires the right to vote or share in the voting of any shares of capital stock of NFS other than the Shares (collectively, "New Shares"), such New Shares shall be subject to the terms of this Agreement to the same extent as if they constituted Shares.

     4. Transfer and Encumbrance. Stockholder agrees that, prior to the date this Agreement shall be terminated in accordance with its terms, it will not, without the prior written consent of the Company, voluntarily transfer, sell, offer, pledge or otherwise dispose of (including by way of merger or otherwise) or encumber ("Transfer"), except for Encumbrances created pursuant to the Secured Lending Arrangements that do not alter the ability of Stockholder to comply with the provisions of this Agreement, any of the Shares or New Shares; provided, however, that Stockholder may transfer ownership of any of the Shares or New Shares without the consent of the Company (i) following the exercise by Stockholder of registration rights with respect to the Shares pursuant to
Article VII of the Intercompany Agreement, provided that (x) such Transfer is made pursuant to a firm commitment underwritten public offering, (y) after giving effect to such Transfer and to Stockholder's reasonable estimate of the number of shares of Class A Common Stock to be issued in the Merger, Stockholder will continue to own beneficially at least such number of Shares or New Shares as is necessary to exercise a majority of the voting power at any meeting, and in any action by written consent, of the stockholders of NFS and (z) the closing of any such Transfer shall not occur during the period beginning on the 30th calendar day prior to the date of the Company Special Meeting and terminating on the Closing Date under the Merger Agreement, or (ii) to any member of the Nationwide Affiliated Group if the transferee of such Shares or New Shares shall, prior to such transfer, execute a counterpart to this Agreement and shall have agreed to be bound by the terms of this Agreement, including the obligation to vote such Shares or New Shares in accordance with Section 2 hereof. The term "Nationwide Affiliated Group" shall mean, any of Parent and all of its direct and indirect subsidiaries and affiliates now or hereafter existing. Stockholder agrees not to enter into any agreement, arrangement or understanding with any Person the effect of which would be inconsistent with or violate the provisions and agreements of this Section 4.

     5. Specific Performance. The parties hereto severally agree that if any party fails to comply with any of its obligations under this Agreement, that every such obligation is material and that, in the event of any such failure, the other parties will be immediately and irreparably harmed and will not have an adequate remedy at law or damages. In such event, each party agrees that each other party shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if any party should institute an action or proceeding seeking specific enforcement of the provisions hereof, the other parties hereby waive the claim or defense that such party has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such party has failed to show any or all of the elements necessary to the granting of such relief. Each party further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

     6. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives. Neither this Agreement or the other agreements contemplated hereby, nor any of the rights, interests or obligations hereunder or thereunder, may be assigned, in whole or in part, by operation of law or otherwise by any party hereto without the prior written consent of the other party hereto and any such assignment that is not consented to shall be null and void.

     7. Entire Agreement. This Agreement, together with the other agreements contemplated hereby, and the other documents referred to therein, contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto.

     8. Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

     9. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

     10. Waiver of Jury Trial. Each party to this Agreement waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

     11. Interpretation. (a) The parties acknowledge and agree that they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement.

          (b) For purposes of this Agreement, the words "hereof," "herein," "hereby" and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

          (c) No provision of this Agreement will be interpreted in favor of, or against, either party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

     12. No Third Party Beneficiaries. This Agreement is not intended and may not be construed to create any rights in any parties other than the parties named herein and their respective successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

     13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the parties direct that such court interpret and apply the remainder of this Agreement in the manner that it determines most closely effectuates their intent in entering into this Agreement, and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, void or unenforceable.

     14. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

     15. Termination. This Agreement shall terminate upon the earlier to occur of (i) the Effective Time (as defined in the Merger Agreement) or (ii) the date on which the Merger Agreement is terminated in accordance with its terms.

     16. Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

     17. Time of Effectiveness. The obligations of Stockholder as set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Merger Agreement is executed and delivered by all parties thereto, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

                                      * * *

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its respective duly authorized officers, all as of the date first above written.



                                      NATIONWIDE CORPORATION



                                      By:  /s/ Robert A. Oakley
                                           Name: Robert A. Oakley
                                           Title: Executive V.P. - CFO



                                      PROVIDENT MUTUAL LIFE INSURANCE COMPANY



                                      By:  /s/Robert W. Kloss
                                           -------------------
                                           Name: Robert W. Kloss
                                           Title: Chief Executive Officer

                                                                       EXHIBIT C



                              Conversion Term Sheet

     Capitalized terms used herein but not defined herein shall have the respective meanings specified for such terms in the Agreement and Plan of Merger, dated as of August 7, 2001, by and among Nationwide Financial Services, Inc., Eagle Acquisition Corporation, and Provident Mutual Life Insurance Company (the "Agreement and Plan of Merger").

     1. Purpose of Conversion. The principal purpose of the Conversion of the Company pursuant to the Plan of Conversion (the "Conversion") is to convert the Company from a mutual life insurer to a stock life insurer in order to enhance its strategic and financial flexibility and make possible a distribution of value to Eligible Policyholders pursuant to the Plan of Conversion and the Agreement and Plan of Merger.

     2. Form of Conversion. The Company shall be converted from a mutual life insurer into a stock life insurer pursuant to a plan of conversion under 40 P.S.ss.917-A.

     3. Merger.

     (a) Immediately following the conversion of the Company into a stock life insurer, Merger Sub, a Pennsylvania corporation and a wholly-owned subsidiary of Sponsor, will be merged with and into the Company under the Insurance Code, with the Company as the surviving corporation, which merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code.

     (b) Immediately following the Merger, all of the outstanding capital stock of the Company will be held by Sponsor.

     (c) Under the terms of the Plan of Conversion and the Agreement and Plan of Merger, pursuant to the Conversion and the Merger, the Eligible Policyholders will be entitled to receive Policy Credits or the Merger Consideration, and the stock of the Merger Sub owned by Sponsor immediately prior to the Merger will be converted into and become stock of the Company.

     4. Approval and Adoption of Plan.

     (a) Adoption by the Company. As soon as reasonably practicable, the Company shall adopt the Plan of Conversion in compliance with 40 P.S.ss.917-A.

     (b) Mailing of Notices and Other Information. As soon as reasonably practicable after the Plan of Conversion is adopted by the Company, the Company shall mail to Members notices relating to the public hearing, if any, with respect to the Plan of Conversion and the Company Special Meeting, which shall comply with the applicable provisions of 40 P.S. ss.ss. 912-A to 929-A and regulations promulgated pursuant thereto.

     (c) Public Hearing. The Insurance Commissioner may hold a public hearing as provided in 40 P.S.ss.ss.912-A to 929-A.

     (d) Approval of Policyholders. A proposal to approve and adopt the Plan of Conversion shall be submitted to a vote of the Members in compliance with 40 P.S.ss.ss.912-A to 929-A and the PBCL.

     (e) Filings. If the Plan of Conversion and the Agreement and Plan of Merger are approved by the Insurance Commissioner and if the Plan of Conversion is approved and adopted by the Members, the Company shall, as soon as practicable thereafter, submit the appropriate documents and certifications to Governmental Entities to cause the Conversion and Merger to take effect.

     5. Effectiveness of Plan.

     (a) Plan Effective Date. The Plan Effective Date shall be the same date as the date on which the Effective Time occurs, except that the Conversion shall occur immediately before the Merger. The Company shall issue the Issued Company Shares to the Conversion Agent, as record holder and nominee for the Eligible Shareholders in the Conversion. The Plan of Conversion shall provide that the Conversion Agent shall vote the Issued Company Shares in favor of the approval and adoption of the Agreement and Plan of Merger and that the Conversion Agent, as agent for Eligible Shareholders, shall exchange such stock for Merger Consideration pursuant to the Merger.

     (b) The Conversion. On the Plan Effective Date:

          (i) The Company shall by operation of 40 P.S.ss.ss.912-A to 929-A become a stock insurer.

          (ii) The Company's Articles of Incorporation and By-laws shall be amended and restated as set forth in exhibits to the Plan of Conversion.

          (iii) The Membership Interests shall be extinguished in accordance with 40 P.S. ss.ss. 912-A to 929-A and Eligible Policyholders shall receive the consideration set forth in Article III of the Agreement and Plan of Merger.

          (iv) The Merger shall become effective.

     6. Eligible Policyholders. The Plan of Conversion shall specify a fair and equitable method for determining the class of policyholders who shall be considered Eligible Policyholders. Each Eligible Policyholder shall be allocated a portion of the Aggregate Allocable Company Shares on a fair and equitable basis as provided in the Plan of Conversion.

     7. Payment of Consideration Other than Shares. The Plan of Conversion will specify any differences in the form and amount of consideration to be distributed to or among Eligible Policyholders, consistent with the provisions of Article III of the Agreement and Plan of Merger.

     8. Allocation of Consideration. The method or formula for the allocation of the consideration among the Eligible Policyholders will be fair and equitable and will be consistent with the following:

     (a) The method or formula will follow the Actuarial Standard of Practice entitled "Allocation of Policyholder Consideration in Mutual Life Company Demutualizations".

     (b) The method or formula will provide for both a fixed component and a variable component for each Eligible Policyholder (although the variable share for any particular Eligible Policyholder may be zero).

     (c) The variable component will be based on historical and projected contributions to surplus and such other factors as are consistent with such Actuarial Standard of Practice.

     (d) Daniel J. McCarthy, F.S.A., an actuary associated with Milliman USA, or other nationally recognized actuary, will issue an opinion that the method or formula for allocating consideration among the Eligible Policyholders, as set forth in the Plan of Conversion, is fair and equitable.

     9. Closed Block.

     (a) Establishment of Closed Block. The Company shall establish a closed block of participating policies and contracts at reasonable funding levels, consistent with the following:

          (i) The Company will prepare a written plan of operation for the closed block consistent with the requirements of the Conversion Statute and the other applicable requirements of the Insurance Code, and generally consistent with the January 1999 Actuarial Standard of Practice entitled "Actuarial Responsibilities with Respect to Closed Blocks in Mutual Life Insurance Company Conversions" (the "Plan of Operation").

          (ii) The assets allocated to the closed block, together with the revenue from the closed block, will be reasonably sufficient for the purposes specified in the Conversion Statute.

          (iii) The assets allocated to the closed block will have (1) an average Macauley duration of 6.0 to 7.25 years, (2) a credit quality equivalent to the credit quality of the assets assumed to be allocated to the closed block in the Actuarial Analysis of Eagle Mutual Life Insurance Company as of December 31, 2000, dated April 30, 2001 and prepared by PricewaterhouseCoopers LLP (the "PwC Report") and (3) a mix of asset types equivalent to the mix of asset types assumed to be allocated to the closed block in the PwC Report.

          (iv) The closed block: (1) may include the classes of policies and contracts identified as closed block policies and contracts in the PwC Report; (2) may include classes of policies and contracts not identified as closed block policies and contracts in the PwC Report (the "Included Policies"); and (3) may exclude classes of policies and contracts identified as closed block policies and contracts in the PwC Report (the "Excluded Policies"); provided, however, that upon establishment of the closed block, the reserves or premiums for either the Included Policies or the Excluded Policies may not exceed 5% of the reserves or premiums for all policies and contracts included in the closed block.

          (v) The categories of expenses and taxes to be charged against the closed block shall be the same as the categories of expenses and taxes assumed to be charged against the closed block in the PwC Report.

          (vi) The mechanism adopted under the Plan of Conversion to appropriately fund policies and contracts issued between the date the closed block is established and the Plan Effective Date shall be comparable to the mechanism adopted for such purposes in recent life insurance company demutualizations.

          (vii) Daniel J. McCarthy, F.S.A., an actuary associated with Milliman USA, or other nationally recognized actuary, will issue an opinion that the operations of the closed block established by the Company and set forth in the Plan of Operation, including the determination of the required initial funding and the manner in which cash flows are charged and credited to the closed block, are consistent with objectives for the closed block set forth in the Plan of Operation. Such actuary will also issue an opinion that the assets set aside at commencement of the closed block, as specified in the Plan of Operation, are adequate because they are expected to produce cash flows which, together with anticipated closed block revenue, are reasonably sufficient to support the closed block business, including but not limited to provision for the payment of claims, certain expenses and taxes for continuation of the 2001 policyholder dividend scales, if the experience underlying the scale continues.

     10. Commission-Free Sales Program.

     Sponsor will establish a commission-free purchase and sale program that will begin no later than the day that is 90 days after the Effective Time and will continue for at least 90 days thereafter. Pursuant to such purchase and sale program, each Eligible Shareholder who holds 99 or fewer Sponsor Shares will have the opportunity to sell at prevailing market prices all, but not less than all, the Sponsor Shares owned by such Eligible Policyholder, without paying brokerage commissions, mailing charges, registration fees or other administrative or similar expenses. Sponsor will concurrently offer each Eligible Shareholder entitled to participate in the commission-free purchase and sale program the opportunity to purchase that number of Sponsor Shares necessary in order to increase such Eligible Shareholder's holdings to a 100-share round lot, without paying brokerage commissions, mailing charges, registration fees or other administrative or similar expenses.

     11. Conditions to Conversion. The Plan of Conversion shall contain such conditions to the Conversion as are customary for demutualizations, including without limitation, receipt of customary tax opinions, a prohibited transaction exemption from the U.S. Department of Labor and other customary regulatory approvals.

     12. Change of Name. The Articles of Incorporation of the Company, as amended and restated as set forth in an exhibit of the Plan of Conversion, shall provide for a new name of the Company following the Conversion, which name shall not include the term, "Mutual".